 As filed with the Securities and Exchange Commission on October 25, 2000

                                                Registration No. 333-47762
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                --------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933
                                --------------
                                Radio One, Inc.
            (Exact name of Registrant as specified in its charter)
                                --------------

             Delaware                         52-1166660                          4832
 (State or other jurisdiction of           (I.R.S. Employer            (Primary Standard Industry
  incorporation or organization)         Identification No.)             Classification Number)

                    5900 Princess Garden Parkway, 8th Floor
                               Lanham, MD 20706
                           Telephone: (301) 306-1111
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                --------------
                            ALFRED C. LIGGINS, III
                     Chief Executive Officer and President
                                Radio One, Inc.
                    5900 Princess Garden Parkway, 8th Floor
                               Lanham, MD 20706
                           Telephone: (301) 306-1111
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                With copies to:

          TERRANCE L. BESSEY, ESQ.                       STEPHEN W. HAMILTON, ESQ.
              Kirkland & Ellis                    Skadden, Arps, Slate, Meagher & Flom LLP
         655 Fifteenth Street, N.W.                      1440 New York Avenue, N.W.
           Washington, D.C. 20005                          Washington, D.C. 20005
          Telephone: (202) 879-5000                      Telephone: (202) 371-7000

                                --------------
  Approximate date of commencement of the proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                --------------
                        CALCULATION OF REGISTRATION FEE
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
                                              Number of
                                            Securities to                   Aggregate      Amount of
          Title of Each Class of                  be          Offering       Offering     Registration
        Securities to be Registered           Registered     Price(/1/)     Price(/1/)      Fee(/4/)
------------------------------------------------------------------------------------------------------
6 1/2% Convertible Preferred Securities
 (HIGH TIDES)(/2/)........................     310,000         $1,000      $310,000,000     $81,840
------------------------------------------------------------------------------------------------------
Class D Common Stock, par value $0.001 per
 share....................................      (/3/)          (/3/)          (/3/)          (/3/)
------------------------------------------------------------------------------------------------------

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(1) Estimated solely for the purposes of determining the registration fee pursuant to Rule 457(c) under the Securities Act and exclusive of dividends and distributions, if any.
(2) 310,000 HIGH TIDES were issued by Radio One on July 14, 2000, in offerings exempt from registration under Rule 144A of the Securities Act. Pursuant to a Registration Rights Agreement dated July 14, 2000, among Radio One and Credit Suisse First Boston Corporation, Deutsche Bank Securities Inc., Morgan Stanley & Co. Incorporated, Banc of America Securities LLC and First Union Securities, Inc., Radio One is obligated to file this Registration Statement to permit registered resales of the HIGH TIDES and class D common stock issuable upon conversion of the HIGH TIDES by holders thereof.
(3) The HIGH TIDES are convertible into Radio One's class D common stock, par value $.001 per share (the "Class D Common Stock"), at an initial conversion rate of 53.3832 shares of Class D Common Stock for each of the HIGH TIDES (or a total of 16,548,792 shares of Class D Common Stock for all of the HIGH TIDES), subject to adjustment under certain circumstances. Pursuant to Rule 457(i) of the Securities Act, no registration fee is payable with respect to the Class D Common Stock registered hereby.

(4) Previously paid.
                                --------------
  The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

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



                     PROSPECTUS DATED OCTOBER 25, 2000

                                   PROSPECTUS

                             310,000 HIGH TIDES  /SM/


                    6 1/2% Convertible Preferred Securities
             Remarketable Term Income Deferrable Equity Securities
                                (HIGH TIDES)/SM/*
               (liquidation amount $1,000 per each HIGH TIDES/SM/)
            convertible into the class D common stock of Radio One.

                               ----------------

   On July 14, 2000, we issued 310,000 6 1/2% Convertible Preferred Securities, Remarketable Term Income Deferrable Equity Securities (HIGH TIDES)/SM/ or HIGH TIDES/SM/ that are convertible into shares of our class D common stock. Specific terms of the HIGH TIDES, including their payment, conversion, redemption, remarketing and subordination features, are described in this prospectus. This prospectus also describes specific terms of the class D common stock of Radio One that is issuable upon conversion of the HIGH TIDES.

   The HIGH TIDES and the class D common stock referred to in the preceding sentence may be offered and sold from time to time pursuant to this prospectus by the holders of those securities or by their transferees, pledgees, donees or successors, all of which we refer to as selling holders. The securities may be sold by the selling holders directly to purchasers or through agents, underwriters or dealers. If required, the names of any agents, underwriters or dealers involved in the sale of the securities, and the agent's commission, dealer's purchase price or underwriter's discount, if any, will be provided in supplements to this prospectus. The selling holders will receive all of the net proceeds from the sale of the securities and will pay all underwriting discounts and selling commissions, if any, applicable to any sale. We are responsible for the payment of all other expenses incident to the offer and sale of the securities. The selling holders and any broker-dealers, agents or underwriters that participate in the distribution of the securities may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commission received by them and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

   The HIGH TIDES are eligible for trading in The Portal/SM/ Market ("PORTAL"), a subsidiary of The Nasdaq Stock Market, Inc. Our class D common stock is traded on The Nasdaq Stock Market's National Market under the symbol "ROIAK."

   Investing in the HIGH TIDES involves risks. See "Risk Factors" on page 7.
--------
* The terms Remarketable Term Income Deferrable Equity Securities (HIGH TIDES)/SM/ or HIGH TIDES/SM/ are registered service marks of Credit Suisse First Boston Corporation.

   Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

             The date of this prospectus is October 25, 2000.

                               ----------------

                               TABLE OF CONTENTS

                                     Page
                                     ----
Cautionary Note Regarding Forward-
 Looking Statements.................   i
Where You Can Find Additional
 Information........................   i
Incorporation by Reference..........  ii
Summary.............................   1
Risk Factors........................   7
Use of Proceeds.....................  12
Ratio of earnings to Combined Fixed
 Charges and Preferred Stock
 Dividends .........................  12
The Remarketing.....................  13

                                       Page
                                       ----
The Remarketing Agent.................  17
Description of High Tides.............  18
Registration Rights...................  30
Certain United States Federal Income
 Tax Consequences.....................  31
Certain ERISA Considerations..........  37
Description of Capital Stock..........  38
Description of Indebtedness...........  39
Selling Holders.......................  41
Plan of Distribution..................  44
Legal Matters.........................  45
Experts...............................  45

                               ----------------

   You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are not historical facts, but rather are based on our current expectations, estimates and projections about Radio One's industry, our beliefs and assumptions. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties are described in "Risk Factors" and elsewhere in this prospectus. We caution you not to place undue reliance on these forward-looking statements, which reflect our management's view only as of the date of this prospectus. We are not obligated to update these statements or publicly release the result of any revisions to them to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

   We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC upon payment of certain fees prescribed by the SEC. The SEC's Web site contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of that site on the world wide web is sec.gov. The information on the SEC's web site is not part of this prospectus, and any references to this web site or any other web site are inactive textual references only.

                           INCORPORATION BY REFERENCE

   The SEC permits us to "incorporate by reference" the information in documents we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. We have filed the following documents with the SEC and incorporate in this prospectus by reference:

  . our Annual Report on Form 10-K for the year ended December 31, 1999;

  . our Quarterly Report on Form 10-Q for the period ended June 30, 2000 and our Quarterly Report on Form 10-Q for the period ended March 31, 2000;

  . our Definitive Proxy Statement on Form DEF14A filed August 18, 2000;

  . our Current Report on Form 8-K dated September 7, 2000 and our Current
    Report on Form 8-K/A1 dated October 6, 2000; and

  . our Registration Statement on Form 8-A dated May 17, 2000.

   We also incorporate by reference any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act. Statements contained in documents incorporated or deemed to be incorporated by reference after the initial filing date of the registration statement of which this prospectus is a part will modify statements in any other subsequently filed documents to the extent the new information differs from the old information. Any statements modified or superseded will no longer constitute a part of this prospectus in their original form.

   If you request a copy of any or all of the documents incorporated by reference, then we will send to you the copies you requested at no charge. However, we will not send exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. You should direct requests for such copies to Investor Relations, Radio One, Inc., 5900 Princess Garden Parkway, 8th Floor, Lanham, MD 20706, or to our e-mail address: invest@radio-one.com. Our telephone number is (301) 306-1111.

   We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, or Securities Act, covering the securities described in this prospectus. This prospectus does not contain all of the information included in the registration statement, some of which is contained in exhibits to the registration statement. The registration statement, including the exhibits, can be read at the SEC web site or at the SEC offices referred to above. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

                                    SUMMARY

   This summary highlights information contained elsewhere or incorporated by reference in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in the HIGH TIDES. You should carefully read this entire prospectus, including the "Risk Factors" section, and the documents we have referred you to, including the documents incorporated herein by reference, before making an investment in the HIGH TIDES.

                                RADIO ONE, INC.

   Our principal executive offices are located at 5900 Princess Garden Parkway, 8th Floor, Lanham, Maryland 20706 and our telephone number is (301) 306-1111.

   For a description of our business, please see our Form 10-K for the year ended December 31, 1999, our Forms 10-Q for the quarters ended March 31, 2000 and June 30, 2000, and our Current Reports on Form 8-K dated September 7, 2000 and on Form 8-K/A1 dated October 6, 2000, all of which are incorporated by reference in this prospectus. The description of our business contained in our Form 10-K for the year ended December 31, 1999, our Forms 10-Q for the periods ending March 31, 2000 and June 30, 2000, and our Current Reports on Form 8-K and Form 8-K/A1 referred to above will be updated and superseded by later filings we make with the SEC that are incorporated by reference in this prospectus. You should carefully read this entire prospectus and the documents incorporated by reference in this prospectus before making a decision to invest in the HIGH TIDES or the class D common stock.

                          Securities to be Registered

   The HIGH TIDES were originally issued and sold to the initial purchasers, Credit Suisse First Boston Corporation, Deutsche Bank Securities Inc., Morgan Stanley & Co. Incorporated, Banc of America Securities LLC and First Union Securities, Inc. The initial purchasers simultaneously sold the HIGH TIDES in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by them to be qualified institutional buyers as defined in Rule 144A under the Securities Act.

Issuer....................  Radio One, Inc.

Securities Offered........  310,000 HIGH TIDES and 16,548,792 shares of class D common stock issuable upon conversion of the HIGH TIDES (subject to adjustment under certain circumstances described in this prospectus).

Dividends.................  Dividends accrue on the HIGH TIDES from the date of original issuance (July 14, 2000) at the applicable rate applied to the stated liquidation amount of $1,000 per HIGH TIDES. The applicable rate is 6 1/2% per annum from the date of original issuance to, but excluding, the reset date. The reset date is any date (1) not later than July 15, 2005, the final reset date, or, if that day is not a business day, the next succeeding business day, and (2) not earlier than 80 business days prior to July 15, 2005, as may be determined by the remarketing agent, in its sole discretion, for settlement of a successful remarketing. On or after the reset date, the applicable rate will be the term rate established by the remarketing agent based on the outcome of the remarketing. We will pay dividends quarterly in arrears on each January 15, April 15, July 15, and October 15, commencing October 15, 2000.

Conversion Into Class D

Common Stock.............   On or prior to the tender notification date, you
                            may convert each HIGH TIDES into shares of our class D common stock at the initial rate of 53.3832 shares of class D common stock for each HIGH TIDES
                            (equivalent to a conversion price of $18.7325 per share of class D common stock), subject to adjustment in certain circumstances. The last reported sale price of our class D common stock on the Nasdaq Stock Market's National Market on
                            October 24, 2000 was $7.75 per share. On and after the reset date, each HIGH TIDES may, at our option and subject to the results of remarketing, become nonconvertible or convertible into a different number of shares of class D common stock. The conversion price and conversion ratio in effect at any time shall hereafter be referred to as the applicable conversion price and the applicable conversion ratio, respectively, each of which will be subject to adjustment in certain circumstances.

                            We will not issue any fractional shares of class D common stock as a result of the conversion. Instead, we will pay the fractional interest in cash based on the then current market value of our class D common stock. Also, we will not issue any additional shares of our class D common stock upon conversion of the HIGH TIDES to pay for any accrued but unpaid dividends on the HIGH TIDES at the time of conversion.

                            The class D common stock has no voting or conversion rights, but otherwise has the same rights, privileges and benefits as our class A common stock, class B common stock and class C common stock.

Maturity..................  The HIGH TIDES do not have a stated maturity.

Remarketing...............  The remarketing agent has agreed to use its best efforts to remarket all HIGH TIDES tendered for remarketing. The remarketing agent will establish the following, all of which will be effective as of the reset date:

                            . the term rate per annum at which dividends will
                              accrue on the HIGH TIDES,

                            . the number of shares of class D common stock, if
                              any, into which HIGH TIDES may be converted, and

                            . the price, manner and time, if any, at which the
                              HIGH TIDES may be redeemed at our option.

                            The reset date is any date (1) not later than July 15, 2005, or if that day is not a business day, the next succeeding business day, and (2) not earlier than 80 business days prior to July 15, 2005, as may be determined by the remarketing agent, in its sole discretion, for settlement of a successful remarketing.

                            The remarketing agent will use its best efforts to establish the term rate, term conversion price and ratio and term call provisions most favorable to us consistent with the remarketing of all HIGH TIDES tendered at a reset price equal to 101% of the liquidation amount of the HIGH TIDES.

                            At least 30 business days but not more than 90 business days prior to the final reset date, we will send a remarketing notice to you stating whether we intend to remarket the HIGH TIDES as securities that either will be convertible into class D common stock or nonconvertible. All HIGH TIDES you own will be deemed tendered for remarketing unless you deliver an irrevocable notice to the contrary to the tender agent prior to the tender notification date. The tender agent will promptly remit the irrevocable notice to the remarketing agent prior to the tender notification date. The tender notification date is a date no earlier than 10 business days following the remarketing notice date, or a shorter period as shall be agreed to by the remarketing agent.

                            If no HIGH TIDES are tendered for remarketing, the remarketing will not take place, and the remarketing agent will set the term rate, term conversion price and ratio and term call provisions in a manner consistent with the remarketing notice in the manner that it believes, in its sole discretion, would result in a price per HIGH TIDES equal to 101% of the liquidation amount of the HIGH TIDES were a remarketing actually to occur.

                            If any HIGH TIDES are tendered for remarketing, the remarketing agent will commence a convertible remarketing or a nonconvertible remarketing. In either case, an initial remarketing will proceed according to instructions set forth in the remarketing notice. The initial remarketing will fail if:

                            . despite using its best efforts, the remarketing
                              agent is unable to establish a term rate less than or equal to the maximum rate, which is a rate equal to the 30-year treasury rate plus 6% per annum, during the initial remarketing period;

                            . the remarketing agent is excused from its
                              obligations because of the failure by us to satisfy certain conditions or the occurrence of certain market events specified in the remarketing agreement;

                            . there is no remarketing agent on the first day of
                              the initial remarketing period; or

                            . prior to the initial remarketing termination
                              date, term provisions are established by the remarketing agent, but the remarketing agent is unable to sell one or more HIGH TIDES tendered for remarketing because of the occurrence of certain market events specified in the remarketing agreement.

                            In the event of a failed initial remarketing because the remarketing agent (i) was unable to establish the specified term rate or, (ii) having set term provisions prior to the reset date, was unable to sell one or more HIGH TIDES tendered for remarketing because of the occurrence of certain market events specified in the remarketing agreement, the remarketing agent will commence a final remarketing. This final remarketing will be a convertible remarketing if the initial remarketing was a nonconvertible remarketing and vice versa.

                            The final remarketing will fail if:

                            . despite using its best efforts, the remarketing
                              agent is unable to establish a term rate less than or equal to the maximum rate prior to the expiration of the final remarketing period;

                            . the remarketing agent is excused from remarketing
                              the securities because of the failure by us to satisfy a condition in the remarketing agreement or the occurrence of certain market events; or

                            . term provisions are established by the
                              remarketing agent, but the remarketing agent is unable to sell one or more HIGH TIDES tendered for remarketing because of the occurrence of certain market events specified in the remarketing agreement.

                            In the event of a failed final remarketing, the HIGH TIDES will remain outstanding as convertible securities at a term rate equal to the maximum rate and with a term conversion price equal to 105% of the average closing price of our class D common stock for the five consecutive trading days after the final failed remarketing termination date. In the event of a failed final remarketing, all outstanding HIGH TIDES will be redeemable by us, in whole or in part, at any time on or after the third anniversary of the reset date at a redemption price equal to 100% of the aggregate liquidation amount thereof, plus accrued and unpaid dividends thereon.

                            If the remarketing agent is able to establish a term rate less than or equal to the maximum rate during the initial remarketing period or the final remarketing period, as the case may be, new holders will deliver the reset price for the remarketed HIGH TIDES, and the term provisions will become effective on the reset date.

                            If for any reason term provisions are established by the remarketing agent but on the reset date the remarketing agent is unable to sell one or more HIGH TIDES tendered for remarketing, the remarketing agent will be obligated, subject to some conditions, to purchase the HIGH TIDES for the reset price on the reset date.

Remarketing Agent.........  Credit Suisse First Boston Corporation has agreed to act as the initial remarketing agent, but may resign or be replaced by us prior to the remarketing in accordance with the remarketing agreement. The remarketing will be done without charge to the holders of HIGH TIDES, but we will pay the remarketing agent a fee equal to 1.0% of the aggregate liquidation amount of the HIGH TIDES outstanding on the reset date upon settlement of the transactions contemplated by the remarketing.

Optional Redemption.......  We may redeem the HIGH TIDES:

                            . in whole or in part, at any time on or after July
                              20, 2003 until but excluding the tender
                              notification date, at a redemption price of $1,016.25 per HIGH TIDE, declining ratably annually to par on or after July 20, 2004, plus any accrued and unpaid dividends; and

                            . after the reset date, in accordance with the term
                              call protections established in the remarketing or upon a failed final remarketing.

Voting Rights.............  The HIGH TIDES are non-voting except that holders will, subject to any restrictions imposed by the Communications Act or FCC rules and policies, be entitled to vote as a separate class to elect two directors if the equivalent of six or more quarterly dividends (whether consecutive or not) on the HIGH TIDES is in arrears. Such voting rights will continue until such time as the dividend arrearage on the HIGH TIDES has been paid in full.

Ranking...................  The HIGH TIDES rank senior to all classes of our common stock and pari passu with other series of preferred stock with respect to the payment of dividends and amounts payable upon liquidation, dissolution or winding up of Radio One.

Form of HIGH TIDES........  The HIGH TIDES are represented by one or more global certificates registered in the name of Cede & Co., as nominee for The Depository Trust Company.

Use of Proceeds...........  The selling holders will receive all of the net proceeds from the resale of the securities. We will not receive any proceeds.

Registration Rights.......  Under a registration rights agreement entered into in connection with the initial offering and sale of the HIGH TIDES to the initial purchasers, we have agreed to use our best efforts to keep the shelf registration statement of which this prospectus is a part effective and useable (subject to certain exceptions) for two years or such other period as shall be required under Rule 144(k) of the Securities Act or such shorter period ending when all the securities covered by the registration statement have been sold. Special dividends will accrue on the HIGH TIDES if we are not in compliance with these requirements.

Absence of Market for the
HIGH TIDES................  The HIGH TIDES are a privately placed security for which there is currently no public trading market. Although the initial purchasers informed us in connection with the initial offering and sale of the HIGH TIDES that they intend to make a market in the HIGH TIDES, the initial purchasers are not obligated to do so, and they may discontinue any such market making at any time without notice. Accordingly, we cannot assure you as to the development or liquidity of any market for the HIGH TIDES.

Trading...................  The HIGH TIDES are eligible for trading in The
                            PortalSM Market, a subsidiary of The Nasdaq Stock Market Inc. Our class D common stock is listed on The Nasdaq Stock Market's National Market under the symbol "ROIAK."

                                  RISK FACTORS

   Investing in the HIGH TIDES involves risk. You should consider carefully the risk factors described below, as well as the other information contained or incorporated by reference in this prospectus, before purchasing the HIGH TIDES. The risks and uncertainties described below and incorporated by reference are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may impair our business operations. If any of the risks described below or incorporated by reference in this prospectus actually occur, our business, results of operations and financial condition could be materially and adversely affected, the trading prices of the HIGH TIDES and our class D common stock could decline and you might lose all or part of your investment.

                          Risks Relating to Radio One

Integration of Acquisitions--We may have difficulty integrating the operations, systems and management of the stations that we have recently acquired or agreed to acquire.

   From January 1, 1999 through October 10, 2000, we have acquired or agreed to acquire 37 radio stations, including 12 radio stations acquired from Clear Channel Communications, Inc. and AMFM, Inc. on August 25, 2000, and we expect to make acquisitions of other stations and station groups in the future. The integration of acquisitions involves numerous risks, including:

  . difficulties in the integration of operations and systems and the management of a large and geographically diverse group of stations;

  . the diversion of management's attention from other business concerns; and

  . the potential loss of key employees of acquired stations.

   We cannot assure you that we will be able to integrate successfully the operations, systems or management acquired in the Clear Channel/AMFM acquisitions, or any operations, systems or management that might be acquired in the future. Consummation of the Clear Channel/AMFM acquisitions requires us to manage a significantly larger and geographically more diverse radio station portfolio than historically has been the case. Our failure to integrate and manage newly acquired stations successfully could have a material adverse effect on our business and operating results. In addition, in the event that the operations of a new business do not meet expectations, we may restructure or write-off the value of some or all of the assets of the new business.

Risks of Acquisition Strategy--Our growth depends on successfully executing our acquisition strategy.

   We intend to grow by acquiring radio stations primarily in top 50 African-American markets. We cannot assure you that our acquisition strategy will be successful. Our acquisition strategy is subject to a number of risks, including:

  . We may not successfully identify and consummate future acquisitions;

  . Acquired stations may not increase our broadcast cash flow or yield other anticipated benefits;

  . Required regulatory approvals may result in unanticipated delays in completing acquisitions; and

  . We may be required to raise additional financing and our ability to do so is limited by the terms of our debt instruments.

Dependence on Key Personnel--The loss of key personnel could disrupt the management of our business.

   Our business depends upon the continued efforts, abilities and expertise of our executive officers and other key employees. We believe that the unique combination of skills and experience possessed by these individuals would be difficult to replace, and that the loss of any one of them could have a material adverse effect on us. These adverse effects could include the impairment of our ability to execute our acquisition and operating strategies and a decline in our standing in the radio broadcast industry.

Competition--We compete for advertising revenue against radio stations and other media, many of which have greater resources than we do.

   Our stations compete for audiences and advertising revenue with other radio stations and with other media such as cable and broadcast television, newspapers, direct mail, outdoor advertising and the Internet. Audience ratings and advertising revenue are subject to change and any adverse change in a market could adversely affect our net broadcast revenue in that market. If a competing station converts to a format similar to that of one of our stations, or if one of our competitors strengthens its operations, our stations could suffer a reduction in ratings and advertising revenue. Other radio companies which are larger and have more resources may also enter markets in which we operate. Although we believe our stations are well positioned to compete, we cannot assure you that our stations will maintain or increase their current ratings or advertising revenue.

Restrictions Imposed by Our Debt--The terms of our debt restrict us from engaging in many activities and require us to satisfy various financial tests.

   Our bank credit facility and the agreements governing our other outstanding debt contain covenants that restrict, among other things, our ability to incur additional debt, pay cash dividends, purchase our capital stock, make capital expenditures, make investments or other restricted payments, swap or sell assets, engage in transactions with related parties, secure non-senior debt with our assets, or merge, consolidate or sell all or substantially all of our assets.

   Our bank credit facility requires that we obtain our banks' consent for acquisitions that do not meet specific criteria. These restrictions may make it more difficult to pursue our acquisition strategy. Our bank credit facility also requires that we maintain specific financial ratios. Events beyond our control could affect our ability to meet those financial ratios, and we cannot assure you that we will meet them.

   A portion of the loans under our bank credit facility in the amount of $150.0 million will be due in February 2002, and the remainder of the loans under our bank credit facility will be due in August 2007. A breach of any of the covenants contained in our bank credit facility could allow our lenders to declare all amounts outstanding under our bank credit facility to be immediately due and payable. In addition, our banks could proceed against the collateral granted to them to secure that indebtedness. If the amounts outstanding under our bank credit facility are accelerated, we cannot assure you that our assets will be sufficient to repay in full the money owed to the banks or to our other debt holders.

Substantial Debt--Our substantial level of debt could limit our ability to grow and compete.

   We have a substantial amount of debt, a significant portion of which bears interest at variable rates. The amount and nature of our debt is described in greater detail in our reports filed with the SEC. Our substantial level of indebtedness could adversely affect us for various reasons, including limiting our ability to:

  . obtain additional financing for working capital, capital expenditures, acquisitions, debt payments or other corporate purposes;

  . have sufficient funds available for operations, future business opportunities or other purposes;

  . compete with competitors that have less debt than we do; and

  . react to changing market conditions, changes in our industry and economic downturns.

See "Description of Indebtedness" for a more detailed discussion of the terms of certain of our indebtedness.

Controlling Stockholders--Two common stockholders have a majority voting interest in Radio One and have the power to control matters on which Radio One's common stockholders may vote.

   Catherine L. Hughes and her son, Alfred C. Liggins, III, collectively hold approximately 55.6% of the outstanding voting power of Radio One's common stock. As a result, Ms. Hughes and Mr. Liggins will control most decisions involving Radio One, including transactions involving a change of control of Radio One, such as a sale or merger. In addition, certain covenants in Radio One's debt instruments require that Ms. Hughes and Mr. Liggins maintain specified ownership and voting interests in Radio One, and prohibit other parties' voting interests from exceeding specified amounts. Ms. Hughes and Mr. Liggins have agreed to vote their shares together in elections to the board of directors.

Technology Changes, New Services and Evolving Standards--We must respond to the rapid changes in technology, services and standards which characterize our industry in order to remain competitive.

   The radio broadcasting industry is subject to rapid technological change, evolving industry standards and the emergence of new media technologies. We cannot assure you that we will have the resources to acquire new technologies or to introduce new services that could compete with these new technologies. Several new media technologies are being developed, including the following:

  . Audio programming by cable television systems, direct broadcast satellite systems, Internet content providers and other digital audio broadcast formats;

  . Satellite digital audio radio service, which could result in the introduction of several new satellite radio services with sound quality equivalent to that of compact discs; and

  . In-band on-channel digital radio, which could provide multi-channel, multi-format digital radio services in the same bandwidth currently occupied by traditional AM and FM radio services.

   We have entered into a programming agreement with a satellite digital audio radio service, and have also invested in a developer of digital audio broadcast technology and two Internet content providers. However, we cannot assure you that these arrangements will be successful or enable us to adapt effectively to these new media technologies.

Government Regulation--Our business depends on maintaining our licenses with the FCC. We cannot assure you that we will be able to maintain these licenses.

   Radio broadcasters depend upon maintaining radio broadcasting licenses issued by the FCC. These licenses are ordinarily issued for a maximum term of eight years and may be renewed. Our radio broadcasting licenses expire at various times from October 1, 2003 to August 1, 2006. Although we may apply to renew our FCC licenses, interested third parties may challenge our renewal applications. In addition, if Radio One or any of our stockholders, officers, or directors violates the FCC's rules and regulations or the Communications Act of 1934, as amended, or is convicted of a felony, the FCC may commence a proceeding to impose sanctions upon us. Examples of possible sanctions include the imposition of fines; the revocation of our broadcast licenses; or the renewal of one or more of our broadcasting licenses for a term of fewer than eight years. If the FCC were to issue an order denying a license renewal application or revoking a license, we would be required to cease operating the radio station covered by the license only after we had exhausted administrative and judicial review without success.

   The radio broadcasting industry is subject to extensive and changing federal regulation. Among other things, the Communications Act and FCC rules and policies limit the number of broadcasting properties that any person or entity may own (directly or by attribution) in any market and require FCC approval for transfers of control and assignments of licenses. The filing of petitions or complaints against Radio One or any FCC licensee from which we are acquiring a station could result in the FCC delaying the grant of, or refusing to grant or imposing conditions on its consent to the assignment or transfer of control of licenses. The Communications Act and FCC rules and policies also impose limitations on non-U.S. ownership and voting of the capital stock of Radio One.

Antitrust Matters--We may have difficulty obtaining regulatory approval for acquisitions in our existing markets and, potentially, new markets.

   An important part of our growth strategy is the acquisition of additional radio stations. After the passage of the Telecommunications Act of 1996, the U.S. Department of Justice has become more aggressive in reviewing proposed acquisitions of radio stations and radio station networks. The Justice Department is particularly aggressive when the proposed buyer already owns one or more radio stations in the market of the station it is seeking to buy. The Justice Department has challenged a number of radio broadcasting transactions. Some of those challenges ultimately resulted in consent decrees requiring, among other things, divestitures of certain stations. In general, the Justice Department has more closely scrutinized radio broadcasting acquisitions that result in local market shares in excess of 40% of radio advertising revenue. Similarly, the FCC has adopted procedures to review proposed radio broadcasting transactions even if the proposed acquisition otherwise complies with the FCC's ownership limitations. In particular, the FCC may invite public comment on proposed radio transactions that the FCC believes, based on its initial analysis, may present ownership concentration concerns in a particular local radio market.

                 Risks Relating Specifically to the HIGH TIDES

The HIGH TIDES are Subordinate to Debt--We may not be able to pay dividends on the HIGH TIDES if we default on our debt.

   Because our obligations to pay dividends on the HIGH TIDES are subordinated to our payment obligations under our debt, we will not be permitted to pay any dividends if we default on our debt. We will also be required to pay all our debt before we pay dividends on the HIGH TIDES if we become bankrupt, liquidate or dissolve. Additionally, the HIGH TIDES do not limit our ability or the ability of our subsidiaries to incur additional indebtedness.

The HIGH TIDES are Junior to All of our Liabilities--We must pay all indebtedness and other liabilities before we pay our obligation under HIGH TIDES upon bankruptcy, liquidation or winding-up.

   In the event of our bankruptcy, liquidation or winding-up, our assets will be available to pay our obligations on the HIGH TIDES only after all indebtedness and other liabilities have been paid. Any additional HIGH TIDES we may issue in the future and all other subsequent series of preferred stock designated as equal to the HIGH TIDES will rank equally in the right of payment with the HIGH TIDES. As a result, there may not be sufficient assets remaining to pay amounts due on any or all of the HIGH TIDES then outstanding. The amount of our liabilities is described in the reports we file with the SEC.

Election Not to Keep the HIGH TIDES upon a Remarketing Notice--If you do not elect to keep your HIGH TIDES upon a remarketing notice, your HIGH TIDES will no longer be outstanding after a successful remarketing.

   If you do not notify the remarketing agent, your HIGH TIDES will no longer be outstanding after the successful remarketing, and you will have no further rights thereunder except to receive an amount equal to:

  . from the proceeds of the remarketing, 101% of the aggregate liquidation amount of the HIGH TIDES, plus

  . from us, accrued and unpaid dividends on the HIGH TIDES up until, but excluding, the reset date.

   The remarketing agent agrees to use its best efforts to remarket all HIGH TIDES tendered for remarketing. All HIGH TIDES will be considered tendered unless the holder of HIGH TIDES gives irrevocable notice to the contrary to the tender agent, which the tender agent will promptly remit to the remarketing agent, before the tender notification date.

Remarketing Failure--The remarketing of the HIGH TIDES may not be successful and the terms of the HIGH TIDES after any remarketing are subject to change.

   The remarketing will have failed if:

  . despite using its best efforts, the remarketing agent cannot establish a term rate less than or equal to the maximum rate;

  . the remarketing agent is excused from remarketing the HIGH TIDES because of (i) the failure by us to satisfy a condition in the remarketing agreement or (ii) the occurrence of certain market events specified in the remarketing agreement; or

  . there is no remarketing agent on the first day of the initial remarketing period.

   If the initial remarketing fails, the remarketing agent will commence a final remarketing during the final remarketing period. If the final remarketing fails, then the HIGH TIDES will remain outstanding at a term rate equal to the maximum rate and with a term conversion price equal to 105% of the average closing price of our class D common stock for the five consecutive trading days after the final failed remarketing termination date. In the event of a failed final remarketing, all outstanding HIGH TIDES will be redeemable by us, in whole or in part, at any time on or after the third anniversary of the reset date at a redemption price equal to 100% of the aggregate liquidation amount thereof, plus accrued and unpaid dividends thereon. If no HIGH TIDES are tendered for remarketing, the remarketing will not take place, although the remarketing will not be deemed to have failed. The remarketing agent will set the term provisions according to the instructions contained in the remarketing notice in the manner that it believes, in its sole discretion, would result in a price per HIGH TIDES equal to 101% of the liquidation amount if a remarketing were actually to occur.

Loss of or Change to Convertibility Feature--After the reset date, the HIGH TIDES may no longer be convertible or may be convertible into a fewer number of shares of our class D common stock.

   Each HIGH TIDES is initially convertible, at the option of the holder, into
53.3832 shares of our class D common stock, which may be adjusted in certain circumstances. See "Description of HIGH TIDES --Conversion Rights." We may choose to remarket the HIGH TIDES so that after the reset date the HIGH TIDES will not be convertible into shares of class D common stock or each HIGH TIDES will be convertible into a different number of shares of class D common stock. See "The Remarketing."

Redemption--We may cause the HIGH TIDES to be redeemed on or after July 20, 2003 without your consent.

   We may redeem all or some of the HIGH TIDES at our option at any time on or after July 20, 2003 without your consent. The redemption price initially includes a premium declining over time to 100% of the principal amount to be redeemed plus any accrued and unpaid dividends. You should assume that we will exercise our redemption option if we conclude it is in our interest to redeem the HIGH TIDES.

Limited Voting Rights--Your voting rights as a holder of the HIGH TIDES will be limited.

   The HIGH TIDES will be nonvoting, except that holders will be entitled to vote as a separate class to elect two directors if the equivalent of six or more quarterly dividends (whether consecutive or not) on the HIGH TIDES is in arrears. Such voting rights will continue until such time as the dividend arrearage on the HIGH TIDES has been paid in full.

No Established Market--The HIGH TIDES do not have an established market and we cannot guarantee that a trading market will develop.

   There has been no market for the HIGH TIDES. In connection with the initial offering and sale of the HIGH TIDES, the initial purchasers informed us that they intended to make a market in the HIGH TIDES, but we cannot assure you that an active trading market for the HIGH TIDES will develop or be sustained. If a market were to develop, the HIGH TIDES could trade at prices that may be higher or lower than their offering price depending upon many factors, including prevailing interest rates, our operating results and the market for similar securities.

                                USE OF PROCEEDS

   We will not receive any of the proceeds from the sale of the securities by the selling holders.

   RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

   The following table sets forth our consolidated ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated.

                                                                  Six Months
                                Fiscal Year Ended December 31,  Ended June 30,
                                ------------------------------- ----------------
                                                           Pro              Pro
                                                          forma            Forma
                                1995 1996 1997 1998 1999  1999  1999 2000  2000
                                ---- ---- ---- ---- ----  ----- ---- ----  -----
                                      (dollars in thousands)
Consolidated Ratio of Earnings
 to Combined Fixed Charges and
 Preferred Stock Dividends *..  --   --   --   --   1.08x  --   --   2.79x  --

--------
* Earnings were insufficient to cover combined fixed charges and preferred stock dividends for the fiscal years ended December 31, 1995, 1996, 1997 and 1998 by approximately $1.4 million, $3.6 million, $5.0 million, and $4.5 million, respectively, and for the six months ended June 30, 1999 by approximately $4.7 million. Earnings were insufficient to cover combined fixed charges and preferred stock dividends on a pro forma basis for the year ended December 31, 1999 and for the six months ended June 30, 2000 by approximately $104.7 and $47.5 million, respectively.

                                THE REMARKETING

Notice of remarketing; tender for sale by remarketing; retention of HIGH TIDES

   At least 30 business days, but not more than 90 business days, prior to July 15, 2005, Radio One will send to you a remarketing notice stating whether it intends to remarket the HIGH TIDES as securities that either will be convertible into class D common stock or nonconvertible. So that no holder of HIGH TIDES, through inadvertence or otherwise, may fail to tender any HIGH TIDES for sale in the remarketing, each outstanding HIGH TIDES you own will be deemed to have been tendered for remarketing unless you have given irrevocable notice to the contrary to the tender agent. The tender agent will promptly remit the notice to the remarketing agent. The irrevocable notice, which may be telephonic or written, must be delivered prior to 5:00 p.m., New York City time, on the tender notification date. The tender notification date is a business day no earlier than 10 business days following the remarketing notice date, or a shorter period as shall be agreed to by the remarketing agent. If you elect to retain HIGH TIDES, your notice must state:

  . the number of HIGH TIDES to be retained (which must be all of the HIGH
    TIDES represented by the applicable certificate, unless such certificate is a global HIGH TIDES certificate);

  . the number of the certificate representing the HIGH TIDES not being tendered (unless such certificate is a global HIGH TIDES certificate); and

  . the number of HIGH TIDES represented by such certificate (unless such certificate is a global HIGH TIDES certificate).

   Any transferee of a HIGH TIDES is bound to the terms of any such notice which has been given relating to the transferred HIGH TIDES.

   Any failure by you to give timely notice of an election to retain all or any part of your HIGH TIDES will constitute an irrevocable tender for sale in the remarketing of all the HIGH TIDES you hold. On and after the reset date, the terms of all HIGH TIDES, whether or not tendered for remarketing, will be modified by the term provisions, as the same shall be established by the remarketing agent.

   If the HIGH TIDES are not held by DTC or its nominee in the form of one or more global HIGH TIDES, certificates representing remarketed HIGH TIDES will be issued to the purchasers of the HIGH TIDES, irrespective of whether the certificates formerly representing such HIGH TIDES have been delivered to the tender agent. If you do not duly give notice that you will retain your HIGH TIDES, your rights with respect to the HIGH TIDES will cease upon the successful remarketing of the HIGH TIDES, except your right to receive an amount equal to:

  . from the proceeds of the remarketing, 101% of the aggregate liquidation amount of the HIGH TIDES; plus
  . from us, any accrued and unpaid dividends on the HIGH TIDES to, but excluding, the reset date, which shall be payable upon surrender by you of the certificate representing the HIGH TIDES to the tender agent properly endorsed for transfer, in the case of a holder other than DTC, which has taken physical delivery of a HIGH TIDES certificate, and the certificate will cease to represent outstanding HIGH TIDES.

   If no HIGH TIDES are tendered for remarketing, the remarketing will not take place, although the remarketing will not be deemed to have failed. Under these circumstances, the remarketing agent will set the term provisions in a manner consistent with the remarketing notice that it believes, in its sole discretion, would result in a price per HIGH TIDES equal to 101% of the liquidation amount thereof were a remarketing actually to occur.

The Remarketing Process

   The remarketing agent has agreed to use its best efforts to remarket all HIGH TIDES tendered for remarketing in accordance with the remarketing agreement. The remarketing agent will establish, effective beginning on the reset date:

  . the term rate per annum at which dividends will accrue on the HIGH TIDES;

  . the term conversion ratio and price, which determine the number of shares of class D common stock, if any, into which each HIGH TIDES may be converted; and

  . the term call protections, which are the price, manner and time, if any, at which the HIGH TIDES may be redeemed.

   In this prospectus, we refer to the term rate, the term conversion ratio and price and the term call protections as the term provisions.

   The remarketing agent will use its best efforts to establish the term provisions most favorable to us consistent with the successful remarketing of all HIGH TIDES tendered at a price equal to 101% of the liquidation amount. The remarketing agent may purchase HIGH TIDES tendered for remarketing, but it shall not be obligated to purchase any HIGH TIDES except to the extent expressly provided under the remarketing agreement.

   The remarketing will be done without charge to the holders of the HIGH TIDES, but we shall be obligated to pay the remarketing agent fees for its services. Neither we nor any of our affiliates will be permitted to submit orders for or purchase tendered HIGH TIDES in the remarketing.

   In establishing the term provisions during the remarketing, the remarketing agent will take into account the following remarketing conditions:

  . short-term and long-term market interest rates and indices of the short-term and long-term interest rates;

  . market supply and demand for short-term and long-term securities;

  . yield curves for short-term and long-term securities comparable to the HIGH TIDES;

  . industry and financial conditions which may affect the HIGH TIDES;

  . the number of HIGH TIDES to be remarketed;

  . the number of potential purchasers;

  . the number of shares of class D common stock, if any, into which the HIGH
    TIDES will be convertible;

  . the current ratings by nationally recognized statistical rating organizations of our debt; and

  . the length and type of call protections, if any.

   We currently have no intention of causing the applicable conversion price on the reset date to be less than 100% of the fair market value of the class D common stock on the reset date.

   If any HIGH TIDES are tendered for remarketing, on the business day following the tender notification date, the remarketing agent will commence a convertible remarketing or a nonconvertible remarketing, as the case may be, in accordance with the remarketing agreement and pursuant to the instructions set forth in the remarketing notice. The remarketing agent will determine, and upon request make available to interested persons, non-binding indications of the term provisions based upon then-current remarketing conditions. The remarketing agent will solicit and receive orders from prospective investors to purchase tendered HIGH TIDES.

The remarketing agent will continue using its best efforts to remarket the HIGH TIDES as described above, adjusting the non-binding indications of the term provisions as necessary to establish the term conditions most favorable to us consistent with remarketing all HIGH TIDES tendered at 101% of the aggregate liquidation amount until the remarketing is completed or is deemed to have failed for any of the reasons set forth under "--Effect of a Failed Remarketing."

   If the remarketing agent determines that the remarketing has not failed, the remarketing agent will promptly communicate the term provisions to the tender agent. The initial remarketing termination date is the tenth business day following the tender notification date, or a shorter period as shall be agreed to by the remarketing agent. The tender agent will communicate the term provisions to the paying agent, us and each holder, if any, which timely elected not to tender all of its HIGH TIDES for remarketing, by written notice or by telephone promptly confirmed by telecopy or other writing. On the reset date, new holders will tender the reset price for the tendered HIGH TIDES as set forth below under "--Settlement" and the term provisions will become effective.

Effect of Failed Remarketing

   The initial remarketing will fail if:

  . despite using its best efforts the remarketing agent is unable to establish, prior to the initial remarketing termination date, a term rate that is less than or equal to the 30-year treasury rate plus 6% per annum, which we refer to in this prospectus as the "maximum rate";

  . the remarketing agent is excused from remarketing the HIGH TIDES because of the failure by us to satisfy a condition in the remarketing agreement or the occurrence of certain market events specified in the remarketing agreement;

  . there is no remarketing agent on the first day of the initial remarketing period; or

  . prior to the initial remarketing termination date, term provisions are established by the remarketing agent, but the remarketing agent is unable to sell one or more HIGH TIDES tendered for remarketing because of the occurrence of certain market events specified in the remarketing agreement.

   If the initial remarketing fails because the remarketing agent (i) was not able to establish a term rate less than or equal to the maximum rate, or (ii) having set term provisions prior to the reset date, was unable to sell one or more HIGH TIDES tendered for remarketing because of the occurrence of certain market events specified in the remarketing agreement, the remarketing agent will commence a final remarketing during the period beginning on the business day following the initial remarketing termination date and ending on the date which is 10 business days later, or a shorter period as shall be agreed to by the remarketing agent. The final remarketing will be a convertible remarketing if the initial remarketing was a nonconvertible remarketing and vice versa.

   If the remarketing agent is able to establish a term rate less than or equal to the maximum rate during the final remarketing period, it shall promptly communicate the term provisions to the tender agent, who will communicate the term provisions to the paying agent, us and each holder, if any, which timely elected not to tender all of its HIGH TIDES for remarketing, by written notice or by telephone promptly confirmed by telecopy or other writing. On the reset date, new holders will tender the reset price for the tendered HIGH TIDES as set forth below under "--Settlement" and the term provisions will become effective.

   The final remarketing will fail if:

  . despite its best efforts, the remarketing agent is unable to establish a term rate less than or equal to the maximum rate prior to the expiration of final remarketing period;

  . the remarketing agent is excused from remarketing the securities because of the failure by us to satisfy a condition in the remarketing agreement or the occurrence of certain market events; or

  . term provisions are established by the remarketing agent, but the remarketing agent is unable to sell one or more HIGH TIDES tendered for remarketing because of the occurrence of certain market events specified in the remarketing agreement.

   In the event of a failed final remarketing, the HIGH TIDES will remain outstanding as convertible securities at a term rate equal to the maximum rate and with a term conversion price equal to 105% of the average closing price of our class D common stock for the five consecutive trading days after the final failed remarketing termination date. In the event of a failed final remarketing, all outstanding HIGH TIDES will be redeemable by us, in whole or in part, at any time on or after the third anniversary of the reset date at a redemption price equal to 100% of the aggregate liquidation amount thereof, plus accrued and unpaid dividends thereon. There can be no assurance that all of the HIGH TIDES tendered will be remarketed.

   The term "30-year treasury rate" means (i) the yield, under the heading which represents the average for the week immediately prior to the date of calculation, appearing in the most recently published statistical release designated H.15(519) or any successor publication which is published weekly by the Federal Reserve and which establishes yields on actively traded United States Treasury securities for 30 year treasury bonds (or if 30 year treasury bonds are no longer issued, the longest maturity treasury bond then being issued) or (ii) if such release, or any successor release, is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the comparable treasury issue, calculated using a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for the reset date. The 30-year treasury rate shall be calculated on the third business day preceding the reset date.

   The term "comparable treasury issue" means the United States Treasury security selected by the quotation agent that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities.

   The term "comparable treasury price" means (i) the arithmetic mean of five reference treasury dealer quotations for the reset date, after excluding the highest and lowest such reference treasury dealer quotations, or (ii) if the quotation agent obtains fewer than five reference treasury dealer quotations, the arithmetic mean of all the reference treasury dealer quotations.

   The term "quotation agent" means Credit Suisse First Boston Corporation and its successor, provided, however, that if the foregoing shall cease to be a primary United States Government securities dealer in The City of New York we shall substitute therefor another primary treasury dealer.

   The term "reference treasury dealer" means (i) the quotation agent and (ii) any other primary treasury dealer selected by the remarketing agent after consultation with us.

   The term "reference treasury dealer quotations" means, with respect to each reference treasury dealer and the reset date, the arithmetic mean, as determined by the remarketing agent, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the remarketing agent by such reference treasury dealer at 5:00 p.m., New York City time, on the third business day preceding the reset date.

Settlement

   Settlement of transactions in connection with the remarketing will take place on the reset date, or such date as the remarketing agent may, in its sole discretion, determine, or as otherwise required by applicable law. Payments in respect of the tendered HIGH TIDES in an amount equal to the reset price will be made by the tender agent (but only to the extent in fact received by the tender agent) on the date and in the manner described under "Description of HIGH TIDES--Form, Book-Entry Procedures and Transfer," but, in the case of a holder (other than DTC) which has taken physical delivery of a certificate representing its HIGH TIDES, the payment shall be made only upon surrender to the tender agent by 2:30 p.m. New York City time on the reset date (or any succeeding date) of the certificate representing the HIGH TIDES, properly endorsed for transfer.

   Neither we, the tender agent nor (except to the extent expressly provided under "The Remarketing" and "The Remarketing Agent") the remarketing agent will be obligated to provide or advance funds to make payment to the holders of HIGH TIDES tendered in the remarketing.

Purchases by Us and Our Affiliates

   While we, or an affiliate, may from time to time purchase, hold, or sell HIGH TIDES, neither we nor any of our affiliates may purchase any HIGH TIDES on the reset date or submit orders in the remarketing, and the remarketing agent has agreed that it will not knowingly remarket any HIGH TIDES to us or any of our affiliates.

Tender Agent

   Tenders of HIGH TIDES in the remarketing will be made to the tender agent, and the tender agent will pay to the prior holders thereof the reset price, provided the tender agent receives the amount from the remarketing agent.

                             THE REMARKETING AGENT

   We will use our reasonable best efforts to assure that, at all times prior to and including the reset date, an investment bank, broker, dealer or other organization which, in our judgment, is qualified to remarket HIGH TIDES and to establish the term rate is acting as remarketing agent, provided that if we fail to appoint a successor upon the resignation or removal of the remarketing agent reasonably promptly, a successor having such qualifications may be appointed by the holders of at least 25% in aggregate liquidation amount of the outstanding HIGH TIDES. Credit Suisse First Boston Corporation has agreed to act as the initial remarketing agent but may resign or be replaced by us, in accordance with the terms of the remarketing agreement. The remarketing agent may authorize any broker-dealer to assist in the remarketing.

   The remarketing agreement among us, the remarketing agent and the tender agent provides that the remarketing agent will receive fees from us for the remarketing equal to 1.0% of the aggregate liquidation amount of outstanding HIGH TIDES on the reset date upon settlement of the transactions contemplated by the remarketing. In addition to these fees we will reimburse the remarketing agent for all out-of-pocket expenses reasonably incurred in connection with the performance of its duties. In the event that both the initial remarketing and the final remarketing fail, we shall not be required to pay any fees to, or reimburse any out-of-pocket expense of, the remarketing agent. The remarketing will be done without charge to the holders of the HIGH TIDES.

   We have agreed in the remarketing agreement to indemnify the remarketing agent against some liabilities arising out of or in connection with its duties, or to contribute to payments which the remarketing agent may be required to make in respect thereof.

   The remarketing agent may resign and be relieved from its duties under the remarketing agreement under limited circumstances on a date specified in a notice in writing delivered to us. The remarketing agent's resignation will not become effective until at least 30 days after delivery of the notice. The successor remarketing agent must be an investment bank, broker, dealer or other organization which, in our judgment, is qualified to remarket the HIGH TIDES and establish the term provisions and which has entered into a remarketing agreement with us in which it has agreed to conduct the remarketing in accordance with the terms and conditions described in this prospectus and provided in the remarketing agreement. The holders of a majority in aggregate liquidation amount of the outstanding HIGH TIDES may remove the remarketing agent for cause. The tender agent will send notice to you of the resignation or removal of the remarketing agent and the appointment of a successor remarketing agent. If there is no remarketing agent on the first day of the initial remarketing period, the remarketing will fail and the HIGH TIDES will remain outstanding on the terms described in this prospectus under "The Remarketing-- Effect of Failed Remarketing."

   The remarketing agreement provides that the remarketing agent will not be obligated to remarket HIGH TIDES if:

  . there is a material misstatement or omission in any (i) disclosure document approved by us in connection with the remarketing or (ii) document publicly disclosed (including in a filing pursuant to the Securities Exchange Act) by or on behalf of us, unless in each case the remarketing agent is satisfied that such misstatement or omission has been properly corrected; or

  . we fail to satisfy conditions customary in an offering.

   Broker-dealers, if any, which obtain purchasers for the HIGH TIDES will be paid a commission or fee by the remarketing agent based upon the remarketing fee described above and the number of HIGH TIDES sold. Broker-dealers will enter into broker-dealer agreements with the remarketing agent, which will provide for their participation in the remarketing and will require them to follow certain private placement procedures. The identity of the broker-dealers, if any, which will participate in the remarketing has not yet been determined. The remarketing agent will have the right to select broker-dealers at any time prior to the reset date. No broker-dealer will be obligated to purchase the HIGH TIDES.

   If for any reason term provisions are established by the remarketing agent but on the reset date the remarketing agent is unable to sell one or more HIGH TIDES tendered for remarketing, the remarketing agent will be obligated, except upon the occurrence of certain market events specified in the remarketing agreement, to purchase the HIGH TIDES for the reset price on the reset date.


                           DESCRIPTION OF HIGH TIDES

   The following is a summary of certain provisions of the HIGH TIDES and the Certificate of Designations setting forth the rights and preferences of the HIGH TIDES. A copy of the Certificate of Designations and the form of HIGH TIDES share certificate is available upon request to us at the address set forth under "Where You Can Find More Information." The following summary of certain provisions of the Certificate of Designations does not purport to be complete and is subject to, and is qualified in its entirety by reference to all the provisions of the Certificate of Designations. The definitions of capitalized terms used in the following summary that are not defined in this prospectus are defined in the Certificate of Designations.

General

   On July 14, 2000, we issued 310,000 HIGH TIDES. The HIGH TIDES are validly issued, fully paid and nonassessable. The holders of the HIGH TIDES will have no preemptive or preferential right to purchase or subscribe to our stock, obligations, warrants or other securities of any class. The HIGH TIDES are eligible for trading in the PORTAL Market.

   Credit Suisse First Boston Corporation has agreed to act as initial remarketing agent with respect to the HIGH TIDES and is referred to herein as the remarketing agent. The remarketing agent will be paid fees for its services and may resign or be replaced by us under certain circumstances. The remarketing agent may also be removed at any time for cause by the holders of a majority of the aggregate liquidation amount of HIGH TIDES outstanding. See "The Remarketing Agent."

Ranking

   The HIGH TIDES, with respect to dividend rights and rights on liquidation, winding-up and dissolution, rank (i) senior to all classes of common stock and to each other class of capital stock or series of preferred stock established hereafter by the Board of Directors the terms of which do not expressly provide that it ranks senior to, or on a parity with, the HIGH TIDES as to dividend rights and rights on liquidation, winding-up and dissolution (collectively referred to, together with all of our classes of common stock, as "Junior Stock"); (ii) on a parity with each class of capital stock or series of preferred stock established hereafter by the Board of

Directors, the terms of which expressly provide that such class or series will rank on a parity with the HIGH TIDES as to dividend rights and rights on liquidation, winding-up and dissolution (collectively referred to as "Parity Stock"); and (iii) junior to each class of capital stock or series of preferred stock established hereafter by the Board of Directors, the terms of which expressly provide that such class or series will rank senior to the HIGH TIDES as to dividend rights and rights on liquidation, winding-up and dissolution (collectively referred to as "Senior Stock").

   While any shares of HIGH TIDES are outstanding, we may not authorize, create or increase the authorized amount of any class or series of stock that ranks senior to the HIGH TIDES with respect to the payment of dividends or amounts upon liquidation, dissolution or winding-up without the consent of the holders of at least 66 2/3% of the outstanding shares of HIGH TIDES. However, without the consent of any holder of HIGH TIDES, we may create additional classes of stock, increase the authorized number of shares of preferred stock or issue series of a stock that ranks on parity with, or junior to, the HIGH TIDES with respect, in each case, to the payment of dividends and amounts upon liquidation, dissolution and winding up. See "--Voting Rights."

Dividends

   Subject to the prior rights of holders of any Senior Stock, holders of shares of HIGH TIDES are entitled to receive, when, as and if declared by our Board of Directors out of our funds legally available for payment, cumulative dividends at the rate of 6 1/2% per annum based on the liquidation preference of the shares. Currently, the liquidation preference is $1,000 per share. This is equivalent to an annual dividend of $65.00 per share. Dividends on the HIGH TIDES are payable quarterly on January 15, April 15, July 15 and October 15, each referred to as a dividend date, commencing October 15, 2000. These dividends are cumulative and accrue from the most recent date on which dividends were paid. If no dividends have yet been paid, these dividends accrue from the date of the original issuance of the HIGH TIDES.

   Dividends are payable to holders of record as they appear on our stock records at the close of business on the applicable record date. The record date is the 15th day of the month immediately preceding the dividend date. Dividends are payable on our HIGH TIDES on the basis of a 360-day year comprised of twelve 30-day months. If any dividend date is not a business day, we will pay dividends payable on that date on the next succeeding day that is a business day, and without any additional dividends or other payments in respect of any such delay, with the same force and effect as if made on the date the payment was originally payable. Dividends that we do not pay on the applicable dividend date will accrue additional dividends on the amount of the accrued dividends, to the extent permitted by law, compounded quarterly from the relevant dividend date. As used in this prospectus, the term "dividend" includes quarterly dividends and additional dividends on quarterly dividends not paid on the applicable dividend date, as applicable. As used in this prospectus, a "business day" means any day other than a Saturday or a Sunday, or a day on which banking institutions in the City of New York are authorized or required by law or executive order to remain closed, or a day on which the paying agent is closed for business.

   The reset date is any date (1) not later than July 15, 2005, or, if the day is not a business day, the next succeeding business day, and (2) not earlier than 80 business days prior to July 15, 2005, as may be determined by the remarketing agent, in its sole discretion, for settlement of a successful remarketing. The 15th day of the month immediately preceding each dividend date is the record date for determining which holders of HIGH TIDES shall be paid the dividends and additional amounts, if any, payable on such dividend date. If the reset date is prior to the record date for the immediately following dividend date, then dividends and additional amounts, if any, accrued from and after the reset date to but excluding the immediately following dividend date shall be paid on such dividend date to the person in whose name each HIGH TIDES is registered on the relevant record date. If the reset date is on or after the record date for the immediately following dividend date, then (1) dividends and additional amounts, if any, accrued from and after the record date to but excluding the reset date shall be paid on the immediately following dividend date to the person in whose name each HIGH TIDES is registered on the relevant record date and (2) dividends and additional amounts, if any, accrued from and after the reset date to but excluding the immediately following dividend date shall be paid on the second dividend date immediately following the reset date to the person in whose name each HIGH TIDES is registered on the relevant record date for such second dividend date. The applicable rate will be the initial rate of 6 1/2% per annum from the date of original issuance of the HIGH TIDES to, but excluding, the reset date. From the reset date, the applicable rate will be the term rate established by the remarketing agent to be effective on the reset date. On the reset date, the remarketing agent will notify us and the holders, if any, which elected not to tender all their HIGH TIDES for remarketing of the term provisions, including the term rate. The notification must be made by written notice or by telephone promptly confirmed by telecopy or other writing. See "The Remarketing." In the event of a registration default under the registration rights agreement, the applicable rate will be increased by 0.50% per annum until the registration default is cured.

Conversion Rights

   General. You may convert your HIGH TIDES at any time prior to 5:00 p.m., New York City time, on or prior to the tender notification date and, in the event of a convertible remarketing or a failed final remarketing, from and after the reset date (except that you may convert HIGH TIDES called for redemption by us at any time prior to 5:00 p.m., New York City time, on the relevant redemption date), at your option and in the manner described below, into shares of our class D common stock. On or prior to the tender notification date, you may convert each HIGH TIDES, pursuant to the initial conversion ratio, into 53.3832 shares of our class D common stock (equivalent to an initial conversion price of $18.7325 per share of our class D common stock). On and after the reset date, we have the option to make each HIGH TIDES, subject to the results of the remarketing, become convertible into a different number of shares of our class D common stock or nonconvertible. See "The Remarketing." The conversion ratio and the equivalent conversion price in effect at any given time are referred to in this prospectus as the applicable conversion ratio and the applicable conversion price, respectively, and will be subject to adjustment as described under "Conversion Price Adjustments" below.

   If you wish to exercise your conversion right, you must deliver an irrevocable conversion notice, together, if the HIGH TIDES are in certificated form, with the certificated security, to the conversion agent who will, on your behalf, convert the HIGH TIDES into shares of our class D common stock. You may obtain copies of the required form of the conversion notice from the conversion agent.

   If you are the record holder of HIGH TIDES at the close of business on a dividend record date, you will be entitled to receive the dividend payable on your HIGH TIDES on the corresponding dividend date even if you convert your HIGH TIDES after the dividend record date but prior to the dividend date. Except as provided in the immediately preceding sentence, we will not make, or be required to make, any payment, allowance or adjustment for accrued and unpaid dividends, whether or not in arrears, on converted HIGH TIDES. We will make no payment or allowance for dividends on our shares of class D common stock issued upon conversion, except to the extent that those shares of class D common stock are held of record on the record date for any dividends. We will deem each conversion to have been effected immediately prior to the close of business on the day on which we received the related conversion notice.

   We will not issue any fractional shares of our class D common stock as a result of conversion. Instead, we will pay fractional interest in cash based on the closing price of our class D common stock at the time of conversion.

   Conversion Price Adjustments--General. The applicable conversion price of the HIGH TIDES will be adjusted, without duplication, upon the happening of the following events:

  . the payment of dividends and other distributions payable exclusively in our class D common stock on our class D common stock;

  . the issuance to all holders of our class D common stock of rights or warrants;

  . subdivisions and combinations of our class D common stock,

  . the payment of dividends and other distributions to all holders of our class D common stock consisting of evidences of our indebtedness, securities or capital stock, cash or assets, except for those rights or warrants referred to in the second bullet clause above and dividend and distributions paid exclusively in cash;

  . the payment to holders of our class D common stock in respect of a tender or exchange offer, other than an odd-lot offer, by us or any of our subsidiaries for our class D common stock at a price in excess of 110% of the current market price of our class D common stock as of the trading day next succeeding the last date tenders or exchanges may be made pursuant to the tender or exchange offer; and

  . the payment of dividends and other distributions on our class D common stock paid exclusively in cash, excluding:

    -- cash dividends that do not exceed the per share amount of the smallest of the immediately four preceding quarterly cash dividends, as adjusted to reflect any of the events described above; and

    -- cash dividends the per share amount of which, together with the aggregate per share amount of any other cash dividends paid within the 12 months preceding the date of payment of such cash dividends, does not exceed 12 1/2% of the current market price of our class D common stock as of the trading day immediately preceding the date of declaration of the dividend.

   We may, at our option, make reductions in the applicable conversion price as our board of directors deems advisable to avoid or diminish any income tax to our class D common stockholders resulting from any dividend or distribution of stock, or rights to acquire stock, or from any event treated similarly for federal income tax purposes. See "Certain United States Federal Income Tax Consequences--Adjustment of Conversion Price."

   The applicable conversion price will not be adjusted:

  . upon the issuance of any shares of our class D common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our class D common stock under any plan;

  . upon the issuance of any shares of our class D common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of Radio One; or

  . upon the issuance of any shares of our class D common stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the date the HIGH TIDES were first issued.

   No adjustment in the applicable conversion price will be required unless the adjustment would require an increase or decrease of at least 1% of the applicable conversion price. If the adjustment is not made because the adjustment does not change the applicable conversion price by more than 1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustment. Except as specifically described above, the applicable conversion price will not be subject to adjustment in the case of the issuance of any of our class D common stock, or securities convertible into or exchangeable for our class D common stock.

   Conversion Price Adjustments--Merger, Consolidation or Sale of Assets of Radio One. If we are a party to a transaction which results in our class D common shares being converted into the right to receive, or being exchanged for, securities, cash or other property of a third party, the conversion price may be adjusted as described below. The following are examples of company transactions which may result in an adjustment to the conversion price:

  . merger;

  . consolidation;

  . sale of all or substantially all of our assets;

  . recapitalization or reclassification of our class D common shares; or

  . any compulsory share exchange.

   If we are a party to any company transaction, in each case, as a result of which shares of our class D common stock will be converted into the right to receive other securities, cash or other property, we will ensure that lawful provision is made as part of the terms of the company transaction so that the holder of each HIGH TIDES then outstanding will have the right thereafter to convert the HIGH TIDES only into:

  . in the case of any company transaction other than a company transaction involving a Common Stock Fundamental Change, the kind and amount of securities, cash and other property receivable upon the consummation of the company transaction by a holder of that number of shares of our class D common stock into which a HIGH TIDES was convertible immediately prior to the company transaction; or

  . in the case of a company transaction involving a Common Stock Fundamental
    Change, common stock of the kind received by holders of our class D common stock;

but in each case after giving effect to any adjustment discussed below relating to a Fundamental Change if the company transaction constitutes a Fundamental Change.

   The holders of HIGH TIDES will have no voting rights with respect to any company transaction.

   In the case of any company transaction involving a Fundamental Change, the applicable conversion price will be adjusted immediately before the Fundamental Change as follows:

  . in the case of a Non-Stock Fundamental Change, the applicable conversion price of the HIGH TIDES will become the lower of:

    -- the applicable conversion price immediately prior to the Non-Stock
       Fundamental Change, but after giving effect to any other prior adjustments; and

    -- the result obtained by multiplying the greater of the relevant price or the then applicable reference market price by the optional redemption ratio (the product is referred to as the "adjusted relevant price" or the "adjusted reference market price," as the case may be); and

  . in the case of a Common Stock Fundamental Change, the applicable conversion price of the HIGH TIDES immediately prior to the Common Stock Fundamental Change, but after giving effect to any other prior adjustments, will be adjusted by multiplying the applicable conversion price by a fraction of which the numerator will be the Purchaser Stock Price and the denominator will be the relevant price.

   However, in the event of a Common Stock Fundamental Change in which:

  . 100% of the value of the consideration received by a holder of our class
    D common stock is common stock of the successor, acquirer or other third party (and cash, if any, is paid only with respect to any fractional interests in the common stock resulting from the Common Stock Fundamental Change); and

  . all our class D common stock will have been exchanged for, converted into, or acquired for common stock (and cash with respect to fractional interests) of the successor, acquirer or other third party;

the applicable conversion price of the HIGH TIDES immediately prior to the Common Stock Fundamental Change will be adjusted by multiplying the applicable conversion price by a fraction of which the numerator will be one and the denominator will be the number of shares of common stock of the successor, acquirer or other third party received by a holder of one share of our class D common stock as a result of the Common Stock Fundamental Change.

   In the absence of the adjustments to the applicable conversion price in the event of a company transaction involving a Fundamental Change, in the case of a company transaction each HIGH TIDES would become convertible into the securities, cash, or other property receivable by a holder of the number of shares of our class D common stock into which each HIGH TIDES was convertible immediately prior to the company transaction. Thus, in the absence of the Fundamental Change provisions, a company transaction could substantially lessen or eliminate the value of the conversion privilege associated with the HIGH TIDES. For example, if a company were to acquire us in a cash merger, each HIGH TIDES would become convertible solely into cash and would no longer be convertible into securities whose value would vary depending on our future prospects and other factors.

   In Non-Stock Fundamental Change transactions, the foregoing conversion price adjustments are designed to increase the amount of securities, cash or other property into which you may convert each HIGH TIDES. In a Non-Stock Fundamental Change transaction in which the initial value received per share of our class D common stock (measured as described in the definition of relevant price) is lower than the then applicable conversion price of a HIGH TIDES but greater than or equal to the reference market price, the applicable conversion price will be adjusted with the effect that you will be able to convert each HIGH TIDES into securities, cash or other property of the same type received by the holders of our class D common stock in the transaction with the applicable conversion price adjusted as though the initial value had been the adjusted relevant price. In a Non-Stock Fundamental Change transaction in which the initial value received per share of our class D common stock (measured as described in the definition of relevant price) is lower than both the applicable conversion price of a HIGH TIDES and the reference market price, the applicable conversion price will be adjusted as described above but calculated as though the initial value had been the adjusted reference market price.

   In Common Stock Fundamental Change transactions, the foregoing adjustments are designed to provide in effect that:

  . where our class D common stock is converted partly into common stock and partly into other securities, cash or property, you will be able to convert each HIGH TIDES solely into a number of shares of common stock determined so that the initial value of those shares (measured as described in the definition of Purchaser Stock Price) equals the value of the shares of our class D common stock into which each HIGH TIDES was convertible immediately before the transaction (measured as aforesaid); and

  . where our class D common stock is converted solely into common stock, you will be able to convert each HIGH TIDES into the same number of shares of class D common stock receivable by a holder of the number of shares of our class D common stock into which each HIGH TIDES was convertible immediately before the transaction.

   The term "closing price" of any security on any day means the last reported sale price of the security on that day, or in case no sale takes place on that day, the average of the closing bid and asked prices in each case on the principal national securities exchange on which the securities are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the National Market System of the National Association of Securities Dealers, Inc. or any successor national automated interdealer quotation system (the "NNM") or, if the securities are not listed or admitted to trading on any national securities exchange or quoted on the NNM, the average of the closing bid and asked prices of the security in the over-the-counter market as furnished by any New York Stock Exchange member firm selected by us for that purpose.

   The term "Common Stock Fundamental Change" means any Fundamental Change in which more than 50% of the value, as determined in good faith by our board of directors, of the consideration received by holders of our class D common stock consists of common stock that for each of the ten consecutive trading days immediately prior to and including the entitlement date has been admitted for listing or admitted for listing subject to notice of issuance on a national securities exchange or quoted on the NNM; provided, however, that a Fundamental Change will not be a Common Stock Fundamental Change unless either:

  . we continue to exist after the occurrence of the Fundamental Change and the outstanding HIGH TIDES continue to exist as outstanding HIGH TIDES; or

  . not later than the occurrence of the Fundamental Change, the outstanding
    HIGH TIDES are converted into or exchanged for HIGH TIDES of a corporation succeeding to our business, which HIGH TIDES have terms substantially similar to those of our HIGH TIDES.

   The term "company transaction" means:

  . any recapitalization or reclassification of the class D common stock
    (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination of the common stock);

  . any consolidation of Radio One with, or merger of Radio One into, any other person, any merger of another person into Radio One (other than a merger which does not result in a reclassification, conversion, exchange or cancellation of outstanding shares of our class D common stock);

  . any sale or transfer of all or substantially all of the assets of Radio
    One; or

  . any compulsory share exchange.

   The term "entitlement date" means the record date for determination of the holders of our class D common stock entitled to receive securities, cash or other property in connection with a Non-Stock Fundamental Change or a Common Stock Fundamental Change or, if there is no record date, the date upon which holders of our common class D stock will have the right to receive those securities, cash or other property.

   The term "Fundamental Change" means the occurrence of any transaction or event in connection with a company transaction pursuant to which all or substantially all of our class D common stock will be exchanged for, converted into, acquired for or constitute solely the right to receive securities, cash or other property (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise). However, in the case of a company transaction involving more than one transaction or event, for purposes of adjustment of the applicable conversion price, the Fundamental Change will be deemed to have occurred when substantially all of our class D common stock is exchanged for, converted into, or acquired for or constitute solely the right to receive securities, cash, or other property, but the adjustment will be based upon the highest weighted average per share consideration that a holder of our class D common stock could have received in the transactions or events as a result of which more than 50% of all outstanding shares of our class D common stock will have been exchanged for, converted into, or acquired for or constitute solely the right to receive securities, cash or other property.

   The term "Non-Stock Fundamental Change" means any Fundamental Change other than a Common Stock Fundamental Change.

   The term "optional redemption ratio" means a fraction of which the numerator will be $1,000 and the denominator will be the then current optional redemption price or, on or prior to the reset date and at any time after the reset date at which the HIGH TIDES are not redeemable at our option, an amount per HIGH TIDES determined by us in our sole discretion, after consultation with a nationally recognized investment banking firm, to be the equivalent of the hypothetical redemption price that would have been applicable if the HIGH TIDES had been redeemable during that period.

   The term "Purchaser Stock Price" means, with respect to any Common Stock Fundamental Change, the average of the closing prices for the common stock received in the Common Stock Fundamental Change for the ten consecutive trading days prior to and including the entitlement date, multiplied by the number of shares of such common stock received by a holder of one share of our class D common stock as a result of such Common Stock Fundamental Change, as adjusted in good faith by us to appropriately reflect any of the events referred to in the six bullet clauses of the first paragraph under "Conversion Price Adjustments--General."

   The term "reference market price" means on the date we originally issued the HIGH TIDES, $10.5832 (which is an amount derived from the product of 66 2/3% and the last reported sale price for our class D common stock on The Nasdaq Stock Market's National Market on July 10, 2000, rounded to nearest sixteenth).

In the event of any adjustment to the applicable conversion price from such date to, but excluding the reset date, other than as a result of a Non-Stock Fundamental Change, we will also adjust the reference market price so that the ratio of the reference market price to the applicable conversion price after giving effect to any adjustment will be the same as the ratio of $10.5832 to the initial conversion price. If the HIGH TIDES are convertible into class D common stock on and after the reset date, the reference market price on the reset date will be an amount derived from the product of 66 2/3% and the closing price of the class D common stock on the reset date, rounded to the nearest sixteenth, and, in the event of any adjustment to the applicable conversion price from the reset date and thereafter, other than as a result of a Non-Stock Fundamental Change, the reference market price shall also be adjusted so that the ratio of the reference market price to the applicable conversion price after giving effect to any such adjustment shall always be the same as the ratio of the closing price of the class D common stock on the reset date to the term conversion price.

   The term "relevant price" means:

  . in the case of a Non-Stock Fundamental Change in which the holder of our class D common stock receives only cash, the amount of cash received by the holder of one share of our class D common stock; and

  . in the event of any other Non-Stock Fundamental Change or any Common
    Stock Fundamental Change, the average of the daily closing prices for our class D common stock during the ten consecutive trading days prior to and including the entitlement date, in each case as adjusted in good faith by us to appropriately reflect any of the events referred to in the six bullet clauses of the first paragraph under "Conversion Price Adjustments--General."

Optional Redemption

   We have the right to redeem the HIGH TIDES (1) in whole or in part, at any time or from time to time, on or after July 20, 2003 until, but excluding, the tender notification date, upon not less than 15 nor more than 60 days' notice, at a redemption price as set forth below, equal to the following prices per $1,000 liquidation value plus any accrued but unpaid dividends on the portion being redeemed, if redeemed during the 12-month period ending on July 20:

                                                                Price Per $1,000
      Year                                                      Principal Amount
      ----                                                      ----------------
      2004.....................................................    $1,016.25
      2005.....................................................    $1,000.00

(2) after the reset date (except in the event of a failed final remarketing), in accordance with the term call protections, if any, established in the remarketing; and (3) in whole or in part, at any time on or after the third anniversary of the reset date following a failed final remarketing at a redemption price equal to 100% of the then outstanding aggregate liquidation value of the HIGH TIDES to be redeemed, plus any accrued and unpaid dividends on the portion being redeemed. The term "term redemption price" means any redemption price established in the remarketing or as a result of a failed final remarketing. The initial redemption price and the term redemption price are each referred to as an optional redemption price. The remarketing agent will establish term call protections, if any, in the remarketing that when taken together with the term rate and the term conversion ratio, if any, result in a price per HIGH TIDES equal to 101% of the liquidation amount thereof. However, we may not, at any time, redeem the HIGH TIDES for a price less than the aggregate principal amount thereof plus any accrued and unpaid dividends thereon.

   In the event of any redemption in part, we will not be required to:

  . issue, register the transfer of or exchange any HIGH TIDES during a period beginning at the opening of business 15 days before any selection for redemption of HIGH TIDES and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all holders of HIGH TIDES to be so redeemed, or

  . register the transfer of or exchange any HIGH TIDES so selected for redemption, in whole or in part, except the unredeemed portion of any HIGH TIDES being redeemed in part.

   Prior to optionally redeeming the HIGH TIDES, all dividends accrued and unpaid to the dividend payment date immediately preceding the optional redemption date will be paid in full.

Redemption Procedures

   We will redeem the HIGH TIDES and will pay the applicable redemption price on each redemption date only to the extent that we have funds on hand available for the payment of the redemption price. See "--Ranking."

   If we give a notice of redemption in respect of the HIGH TIDES, then, by 11:00 a.m., New York City time, on the redemption date, to the extent funds are available, with respect to the HIGH TIDES held in global form, we will deposit irrevocably with DTC funds sufficient to pay the applicable redemption price and will give DTC irrevocable instructions and authority to pay the applicable redemption price to you. See "--Form, Book-Entry Procedures and Transfer."

   If the HIGH TIDES are no longer in book-entry form, we will, to the extent funds are available, irrevocably deposit with the paying agent for the HIGH TIDES funds sufficient to pay the applicable redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to the holders of the HIGH TIDES upon surrender of their certificates evidencing the HIGH TIDES. See "--Payment and Paying Agency."

   Dividends payable on or prior to the redemption date for any HIGH TIDES called for redemption will be paid to holders of HIGH TIDES as of the relevant record dates for the related dividend. If we have given notice of redemption and deposited funds as required, then upon the date of the deposit, all of your rights will cease, except your right to receive the applicable redemption price, but without interest on the redemption price, and the HIGH TIDES will cease to be outstanding.

   If any redemption date is not a business day, then payment of the applicable redemption price payable on that date will be made on the next succeeding day which is a business day, and without any interest or other payment in respect of any delay. However, if that business day falls in the next calendar year, the payment will be made on the immediately preceding business day. In the event that we improperly withhold or refuse to make payment of the applicable redemption price, then dividends on HIGH TIDES will continue to accrue at the then applicable rate, from the redemption date originally established by us to the date the redemption price is actually paid. Under these circumstances, the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price.

   Subject to applicable law, we or our subsidiaries may at any time and from time to time purchase outstanding HIGH TIDES by tender, in the open market or by private agreement except as provided under "The Remarketing--Purchases by Us and Our Affiliates."

   If we desire to consummate an optional redemption, we must send a notice to each holder of HIGH TIDES at its registered address in accordance with the notice procedures set forth under "Description of HIGH TIDES--Redemption-- Optional Redemption."

Liquidation Preference

   Upon any voluntary or involuntary liquidation, dissolution or winding-up of us, each holder of HIGH TIDES will be entitled to be paid, out of our assets available for distribution to stockholders, an amount equal to the liquidation preference of $1,000 per share of HIGH TIDE held by such holder, plus accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding-up before any distribution is made on any Junior Stock, including any class of our common stock. If, upon our voluntary or involuntary liquidation, dissolution or winding-up, the amounts payable with respect to the HIGH TIDES and all other

Parity Stock are not paid in full, the holders of the HIGH TIDES and the Parity Stock will share equally and ratably in any distribution of our assets in proportion to the full liquidation preference and accumulated and unpaid dividends to which they are entitled, and the holders of HIGH TIDES will not be entitled to any further participation in any distribution of our assets. However, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of our property or assets nor our consolidation or merger with one or more entities shall be deemed to be a liquidation, dissolution or winding-up of us.

   The Certificate of Designations does not contain any provision requiring funds to be set aside to protect the liquidation preference of the HIGH TIDES even though it is substantially in excess of the par value thereof.

Voting Rights

   The holders of HIGH TIDES, except as otherwise required under Delaware law or as provided in the Certificate of Designations governing the HIGH TIDES, are not entitled or permitted to vote on any matter required or permitted to be voted upon by our stockholders.

   The Certificate of Designations provides that if dividends on the HIGH TIDES are in arrears and unpaid for six or more dividend periods (whether or not consecutive) then the holders of the outstanding HIGH TIDES, voting together as a class with the holder of any other series of preferred stock upon which like rights have been conferred and are exercisable, will, subject to any restrictions imposed by the Communications Act or FCC rules and policies, be entitled to elect two additional members to serve on our Board of Directors, and the number of members of the Board of Directors will be immediately and automatically increased by such number. Such voting rights of the HIGH TIDES will continue until such time as all dividends in arrears on the HIGH TIDES are paid in full at which time the term of any directors elected pursuant to the provisions of this paragraph (subject to the right of holders of any other preferred stock to elect such directors) shall terminate.

   The Certificate of Designation also provides that, except as expressly set forth above under "--Ranking," (a) the creation, authorization or issuance of any shares of Junior Stock, Parity Stock or Senior Stock, including the designation of a series thereof within the existing class of HIGH TIDES, or (b) the increase or decrease in the amount of authorized capital stock of any class, including any preferred stock, shall not require the consent of the holders of shares of HIGH TIDES and shall not be deemed to affect adversely the rights, preferences, privileges or voting rights of shares of HIGH TIDES.

Form, Book-Entry Procedures and Transfer

   The HIGH TIDES were issued in the form of one or more fully registered global HIGH TIDES certificates. The global HIGH TIDES certificate was deposited with, or on behalf of, DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

   Except as set forth below, the global HIGH TIDES certificate may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global HIGH TIDES certificate may not be exchanged for HIGH TIDES in certificated form except in the limited circumstances described below. See "--Certificated HIGH TIDES." In addition, a transfer of beneficial interests in the global HIGH TIDES certificate will be subject to the applicable rules and procedures of DTC and its direct or indirect participants which may change from time to time.

Depositary Procedures

   DTC has advised us that it is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act. DTC was created to hold securities for its participating organizations and to facilitate the clearance and settlement of transactions in those securities between its participants through electronic book-entry changes to accounts of its participants, thereby eliminating the need for physical movement of certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to DTC's system is also available to other indirect participants such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interest and transfer of ownership interest of each actual purchaser of each securities held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

   DTC has also advised us that, pursuant to procedures established by it:

  . upon deposit of the global HIGH TIDES certificate, DTC credited the accounts of participants designated by Credit Suisse First Boston Corporation with portions of the principal amount of the global HIGH TIDES certificate; and

  . ownership of such interests in the global HIGH TIDES certificate will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by DTC, with respect to the participants, or by the participants and the indirect participants, with respect to other owners of beneficial interests in the global HIGH TIDES certificate.

   Investors in the global HIGH TIDES certificate may hold their interests in the global HIGH TIDES certificate directly through DTC, if they are participants in DTC, or indirectly through organizations which are participants in DTC's system. All interests in the global HIGH TIDES certificate will be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in certificated form of certain securities, such as the HIGH TIDES, that they own. Consequently, the ability to transfer beneficial interests in the global HIGH TIDES certificate to those persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a global HIGH TIDES certificate to pledge those interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of those interests, may be affected by the lack of a physical certificate evidencing those interests. For certain other restrictions on the transferability of the HIGH TIDES, see "--Certificated HIGH TIDES."

   Except as described below, owners of beneficial interests in the global HIGH TIDES certificate will not be entitled to have HIGH TIDES registered in their names, and they will not receive or be entitled to receive physical delivery of HIGH TIDES in certificated form and will not be considered the registered owners or holders thereof for any purpose.

   Payments in respect of the global HIGH TIDES certificate registered in the name of DTC or its nominee will be payable by us to DTC or its nominee as the registered holder by wire transfer in immediately available funds on each dividend date. We will treat the persons in whose names the HIGH TIDES, including the global HIGH TIDES certificate, are registered as the owners of the global HIGH TIDES certificate for the purpose of receiving payments and for any and all other purposes. Consequently, we do not and will not have any responsibility or liability for:

  . any aspect of DTC's records or any participant's or indirect participant's records relating to, or payments made on account of, beneficial ownership interests in the global HIGH TIDES certificate, or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the global HIGH TIDES certificate; or

  . any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

   DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the HIGH TIDES, is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in liquidation amount of beneficial interests in the global HIGH TIDES certificate, as shown on the records of DTC, unless DTC has reason to believe it will not receive payment on the payment date. Payments by the participants and the indirect participants to the beneficial owners of HIGH TIDES represented by global HIGH TIDES certificate held through the participants will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC or us. We will not be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the HIGH TIDES, and we may conclusively rely on and will be protected in relying on instructions for DTC or its nominee for all purposes.

   Interests in the global HIGH TIDES certificate will trade and settle according to the rules and procedures of DTC and its participants. Transfers and settlements between participants in DTC will be effected in accordance with DTC's procedures.

   DTC has advised us that it will take any action permitted to be taken by you, including the presentation of HIGH TIDES for exchange as described below, only at the direction of one or more participants to whose account with DTC interests in the global HIGH TIDES certificate are credited and only in respect of the portion of the aggregate liquidation amount of the HIGH TIDES represented by the global HIGH TIDES certificates as to which the participant or participants has or have given such direction.

   So long as DTC or its nominee is the registered owner of the global HIGH TIDES certificate, DTC or the nominee, as the case may be, will be considered the sole owner or holder of the HIGH TIDES represented by the global HIGH TIDES certificate for all purposes.

   Neither DTC nor its nominee will consent or vote with respect to the HIGH TIDES. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of DTC or its nominee to those participants to whose accounts the HIGH TIDES are credited on the record date (identified in a listing attached to the omnibus proxy).

   The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of the information.

   Although DTC has agreed to the foregoing procedures to facilitate transfer of interest in the global HIGH TIDES certificate among participants in DTC, it is under no obligation to perform or to continue to perform those procedures, and those procedures may be discontinued at any time. We will not have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated HIGH TIDES

   The HIGH TIDES represented by the global HIGH TIDES certificate will be exchangeable for certificated HIGH TIDES in definitive form of like tenor as the HIGH TIDES in denominations of $1,000 and integral multiples of $1,000 if:

  . DTC notifies us that it is unwilling or unable to continue as depositary for the global HIGH TIDES certificate, or if at any time DTC ceases to be a clearing agency registered under the Securities Exchange Act; or

  . we in our discretion at any time determine not to have all of the HIGH
    TIDES evidenced by the a global HIGH TIDES certificate.

   Any of the HIGH TIDES that are exchangeable pursuant to the preceding sentence are exchangeable for certificated HIGH TIDES issuable in authorized denominations and registered in the names as DTC directs.

Subject to the foregoing, the global HIGH TIDES certificate are not exchangeable, except for a global HIGH TIDES certificate of the same aggregate denomination to be registered in the name of DTC or its nominee.

Payment and Paying Agency

   Payments in respect of the HIGH TIDES held in global form will be made to DTC. DTC will make payments on the HIGH TIDES by crediting the relevant account at DTC on the applicable dividend dates. If any HIGH TIDES are not held by DTC, then the paying agent will mail checks to the registered holders at the addresses as shown on its register. The paying agent will initially be American Stock Transfer & Trust Company. The paying agent may resign as paying agent upon 30 days' written notice to us. If American Stock Transfer & Trust Company resigns as paying agent, we will appoint a bank or trust company to act as paying agent.

Registrar, Conversion Agent, Tender Agent and Transfer Agent

   The paying agent will act as registrar, conversion agent, tender agent and transfer agent for the HIGH TIDES.

Governing Law

   The HIGH TIDES will be governed by and construed in accordance with the laws of the State of Delaware.

                              REGISTRATION RIGHTS

   In connection with the original offering of the HIGH TIDES, we entered into a registration rights agreement with the initial purchasers of the HIGH TIDES for the benefit of the holders of the HIGH TIDES providing that we, at our sole expense, would:

  . file, and use our best efforts to have declared effective within 150 days of the initial purchase of the HIGH TIDES, the shelf registration statement of which this prospectus is a part covering resales of the HIGH TIDES and the related class D common stock issuable upon conversion of the HIGH TIDES, which are the "registrable securities"; and

  . use our best efforts to keep the shelf registration statement effective and usable for two years or such other period as shall be required under Rule 144(k) of the Securities Act or any successor rule thereto or, if earlier, such time as all of the applicable registrable securities have been sold thereunder.

   However, we are permitted to suspend the use of the shelf registration statement during certain periods under certain circumstances.

   We will provide to each holder for whom the shelf registration statement was filed copies of the prospectus, will notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the securities. A holder that sells securities pursuant to the shelf registration statement will, under current SEC rules and regulations, be required to be named as a selling securityholder in a supplemental prospectus and to deliver the prospectus, together with the supplemental prospectus, to purchasers. Selling securityholders also will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder (including certain indemnification rights and obligations).

   We may require each holder of the HIGH TIDES to furnish information regarding the holder and the distribution of the securities as we may reasonably require for inclusion in the shelf registration statement.

   A registration default will occur if:

  . within 150 days of the date of the initial purchase of the HIGH TIDES the shelf registration statement has not been declared effective by the SEC; or

  . in the event that a shelf registration statement is declared effective by the SEC, we fail to keep such shelf registration statement continuously effective and usable (subject to certain exceptions) for the period required by the registration rights agreement.

   If a registration default occurs, then the applicable rate at which dividends will accrue on the HIGH TIDES, from and including the day following such registration default to but excluding the day on which such registration default has been cured or has been deemed to have been cured, will be increased by 0.50% per annum of the liquidation amount, as applicable, subject to certain exceptions. Following the cure of a registration default, the applicable rate will become the rate in effect immediately prior to such registration default.

   Each security will contain a legend to the effect that the holder thereof, by its acceptance thereof, will be deemed to have agreed to be bound by the provisions of the registration rights agreement.

   The registration rights agreement is governed by, and construed in accordance with, the laws of the State of New York. The summary herein of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is available as described in "Where You Can Find Additional Information."

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

GENERAL

   The following is a summary of certain United States federal income tax consequences of the purchase, ownership, disposition and, if applicable, conversion of HIGH TIDES and our class D common stock. This summary deals only with HIGH TIDES and class D common stock held as capital assets. There can be no assurance that the United States Internal Revenue Service (the "IRS") will take a similar view of the tax consequences described herein.

   A U.S. Holder is a holder that is, for United States federal income tax purposes, (1) a citizen or resident of the United States, (2) a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (3) an estate, the income of which is includable in gross income for United States federal income tax purposes regardless of its source, (4) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more United States persons have the authority to control all substantial decisions of the trust, or (5) a trust that qualified as a trust under the law in effect before 1997 and that has filed or will file a valid election to continue to be treated as a United States trust. Non-U.S. Holders are holders that are neither U.S. Holders nor entities taxed as partnerships for United States federal income tax purposes.

   An entity taxed as a partnership for United States federal income tax purposes (a "partnership") is not subject to the United States federal income tax on income derived from holding HIGH TIDES or class D common stock. A partner of a partnership that is a holder will generally be subject to tax on such income in such partner's individual capacity pursuant to rules similar to the applicable rules below. This summary does not further discuss the United States federal income tax consequences of the acquisition, ownership, disposition or, if applicable, conversion, of HIGH TIDES or class D common stock by holders who are taxed as partnerships, and such holders and their partners are urged to consult their tax advisors regarding such consequences.

   This summary does not address all aspects of United States federal income tax consequences of the purchase, ownership, disposition and, if applicable, conversion of HIGH TIDES and class D common stock that may be relevant to a particular holder of HIGH TIDES or class D common stock based on such holder's particular circumstances. For example, it does not deal with special classes of holders such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, or tax-exempt investors and does not discuss HIGH TIDES or our class D common stock held as part of a hedge, straddle, "synthetic security" or other integrated transaction. This summary also does not address the tax consequences to persons that have a functional currency other than the U.S. dollar or the tax consequences to shareholders, partners or beneficiaries of a holder of HIGH TIDES or our class D common stock. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any non-United States government that may be applicable to the HIGH TIDES or our class D common stock. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and all of which are subject to change, possibly on a retroactive basis.

   Prospective investors are urged to consult their own tax advisers concerning the United States federal, state, local, estate and non-United States tax consequences of the purchase, ownership, disposition and, if applicable, conversion of HIGH TIDES and class D common stock. No representations are made hereby with respect to the tax consequences to any particular holder of HIGH TIDES or class D common stock.

STOCK CHARACTERIZATION

   Although the characterization of an instrument as debt or equity is a facts and circumstances determination that cannot be predicted with certainty, we intend to treat the HIGH TIDES as stock for United States federal income tax purposes, and the remainder of the discussion assumes that such treatment will be respected.

U.S. HOLDERS

   Subject to the foregoing, if you are a U.S. Holder, your tax consequences will be as follows:

Dividends on HIGH TIDES or Class D Common Stock

   The amount of any distribution we make in respect of the HIGH TIDES or our class D common stock will be equal to the amount of cash and the fair market value, on the date of distribution, of any property distributed. Generally, distributions will be treated as a dividend, subject to tax as ordinary income, to the extent of our current or accumulated earnings and profits, then as a tax-free return of capital to the extent of a holder's tax basis in the HIGH TIDES or the class D common stock, as the case may be, and thereafter as gain from the sale or exchange of the HIGH TIDES or such stock, as discussed below under "--Sale or Exchange of HIGH TIDE" and "--Sale or Exchange of Class D Common Stock." There can be no assurance that we will have sufficient earnings and profits (as determined for United States federal income tax purposes) to cause distributions on the HIGH TIDES or class D common stock to be treated as dividends.

   Dividends received by a corporate holder who owns less than 20 percent of our stock (by vote or value) will be eligible for the 70% dividends-received deduction, subject to the limitations generally applicable to the dividends-received deduction, including those contained in Sections 246 and 246A of the Code. Under Section 246(c) of the Code, a corporate holder will not be entitled to claim any dividends-received deduction with respect to a dividend on HIGH TIDES or class D common stock which such holder holds for 45 days or less during the 90-day period beginning 45 days before the HIGH TIDES or class D common stock, respectively, becomes ex-dividend with respect to such dividend. In addition, if the dividend is attributable to a period aggregating more than 366 days, then the corporate holder will not be entitled to any dividends-received deduction if it has held the HIGH TIDES for 90 days or less during the 180-day period beginning 90 days before the HIGH TIDES becomes ex-dividend with respect to such dividend. The length of time that a corporate holder is deemed to have held stock for these purposes is reduced for periods during which that holder's risk of loss with respect to the stock is diminished by reason of certain options, contracts to sell, short sales, or other similar transactions.
Section 246(c) of the Code also denies the dividends-received deduction to the extent that the corporate holder is under an obligation to make payments with respect to substantially similar or related property corresponding to the dividend received. Section 246A of the Code provides that any dividends received deduction may be reduced if the corporate holder's shares of HIGH TIDES or class D common stock are debt financed.

   Under Section 1059 of the Code, if a corporate holder receives an "extraordinary dividend" with respect to HIGH TIDES or class D common stock that the holder has held for two years or less (ending on the date on which we declare, announce or agree to, the amount of payment of such dividend, whichever is the earliest), the tax basis of the HIGH TIDES or class D common stock, respectively, must be reduced (but not below zero) by the non-taxed portion of the dividend. To the extent that the holder's tax basis would have been reduced below zero but for the above limitation, such excess will be treated as capital gain taxable in the year in which the extraordinary dividend was received. Generally, an "extraordinary dividend" is a dividend that (i) equals or exceeds 5% in the case of HIGH TIDES, or 10% in the case of class D common stock, of the holder's basis in the HIGH TIDES or class D common stock, as applicable, (treating all dividends having ex-dividend dates within an 85-day period as a single dividend), or (ii) exceeds 20% of the holder's adjusted basis in the HIGH TIDES or class D common stock, where all dividends having ex-dividend dates within a 365-day period are treated as a single dividend. Furthermore, certain redemptions (i.e., non-pro rata redemptions and redemptions in partial liquidation of us) of HIGH TIDES or class D common stock will be treated as extraordinary dividends without regard to the period the holder held such stock. Special rules apply to "qualified preferred dividends," which are any fixed dividends payable with respect to any share of stock that
(i) provides for fixed preferred dividends payable not less frequently than annually and (ii) is not in arrears as to dividends at the time the holder acquires such stock. The term qualified preferred dividend does not include any dividend payable with respect to any share if the actual rate of return for the period the stock has been held by the holder receiving the dividend exceeds 15%.

Sale or Exchange of HIGH TIDES

   A holder that sells or exchanges its HIGH TIDES will recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange, respectively, of the HIGH TIDES and the holder's adjusted tax basis in such HIGH TIDES. A holder's adjusted tax basis in its HIGH TIDES generally should be the initial purchase price paid by such holder subject to any adjustments described under "--Dividends on HIGH TIDES or Class D Common Stock." The capital gain or loss will be long-term capital gain or loss if the holder has held the HIGH TIDES for more than one year. An individual holder may be subject to the maximum tax rate on such long-term capital gain, which may be less than the holder's maximum tax rate on ordinary income.

   To the extent the selling price is less than the holder's adjusted tax basis, the holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

Conversion of HIGH TIDES into Class D Common Stock

   A holder of HIGH TIDES will not recognize income, gain or loss upon the conversion of HIGH TIDES into our class D common stock. The holder will recognize gain upon the receipt of cash in lieu of a fractional share of class D common stock equal to the amount of cash received less the holder's adjusted tax basis in such fractional share, as such holder will be treated for United States federal income tax purposes as if such holder had received the fractional share that was then immediately redeemed for cash. A holder's tax basis in the class D common stock received upon conversion generally will be equal to the holder's tax basis in the HIGH TIDES delivered to the conversion agent for exchange less the tax basis allocated to any fractional share for which cash is received, and a holder's holding period in the class D common stock received upon conversion generally will include the period during which the HIGH TIDES were held by such holder.

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

Redemption of HIGH TIDES or Class D Common Stock

   A redemption of HIGH TIDES or class D common stock for cash will be treated under Section 302 of the Code as a distribution that is taxable as a dividend to the extent of our current and accumulated earnings and profits unless the redemption (i) results in a "complete redemption" of the holder's stock interest in us under Section 302(b)(3) of the Code, (ii) is "substantially disproportionate" with respect to the holder under Section 302(b)(2) of the Code or (iii) is "not essentially equivalent to a dividend" with respect to the holder under Section 302(b)(1) of the Code. In determining whether any of these tests has been met, shares considered to be owned by the holder by reason of certain constructive ownership rules applicable under Section 302(c) of the Code, as well as shares actually owned, must generally be taken into account. If any of these tests were met, the redemption of the HIGH TIDES or class D common stock for cash would result in taxable capital gain or loss (taxed as described above under "--Sale or Exchange of HIGH TIDES" or as described below under "--Sale or Exchange of Class D Common Stock") equal to the difference between the amount of cash received and the holder's tax basis in the HIGH TIDES or class D common stock redeemed.

   If a redemption of HIGH TIDES or class D common stock is treated as a distribution taxable as a dividend, then the holder's tax basis in the redeemed HIGH TIDES or class D common stock will be transferred to any remaining stock in us held by such holder. If the holder does not directly retain any stock ownership in us, then the holder may lose such basis completely.

Sale or Exchange of Class D Common Stock

   Upon the sale or exchange of class D common stock by a holder, such holder generally will recognize capital gain or loss (taxed as described above under "--Sale or Exchange of HIGH TIDES") equal to the difference between (1) the amount of cash and the fair market value of any property received upon the sale or exchange, respectively, and (2) such holder's adjusted tax basis in the class D common stock. A holder's basis and holding period in class D common stock received upon conversion of HIGH TIDES are determined as discussed above under "--Conversion of HIGH TIDES into Class D Common Stock."

Adjustment of Conversion Price

   Treasury regulations promulgated under Section 305 of the Code would treat holders of HIGH TIDES as having received a constructive distribution from us in the event the applicable conversion ratio of the HIGH TIDES were adjusted if
(1) as a result of such adjustment, the proportionate interest (measured by the amount of class D common stock into which the HIGH TIDES are convertible) of the holders of the HIGH TIDES in our assets or our earnings and profits were increased, and (2) the adjustment was not made pursuant to a bona fide, reasonable antidilution formula. An adjustment in the applicable conversion ratio would not be considered made pursuant to such a formula if the adjustment was made to compensate for certain taxable distributions with respect to our common stock. Thus, under certain circumstances, a reduction in the conversion price for the holders may result in deemed dividend income to holders to the extent of our current or accumulated earnings and profits. Holders of the HIGH TIDES would be required to include their allocable share of such deemed dividend income in gross income but will not receive any cash related thereto.

   We intend to take the position that the adjustment to the initial conversion ratio in connection with the remarketing will constitute an isolated recapitalization for United States federal income tax purposes and, therefore, will not be deemed a constructive dividend under Section 305 of the Code. However, the IRS might contend that any increase in such initial conversion ratio on the reset date is a constructive dividend to holders of the HIGH TIDES who hold the HIGH TIDES immediately before the reset date and that any decrease in such initial conversion ratio on the reset date (or elimination of the conversion feature on the reset date) is a constructive dividend to all holders of our common stock at that time. In each case, the amount of the constructive dividend would be the fair market value on the reset date of the number of shares of the applicable class of common stock which, if actually distributed to holders of HIGH TIDES (in the case of an increase in the initial conversion ratio) or to holders of our common stock (in the case of a decrease in the initial conversion ratio or elimination of convertibility of HIGH TIDES), would produce the same increase in the proportionate interests of such holders in our assets or our earnings and profits as that produced by the adjustment. The aggregate deemed dividend would be limited to our current or accumulated earnings and profits. Holders of HIGH TIDES or class D common stock would be required to include any such constructive dividend to them in gross income but would not receive any cash related thereto.

   The HIGH TIDES are redeemable, either in whole or in part, at our option at times at certain premiums declining to par on or after July 20, 2004. Although the presence of an optional redemption feature may result in constructive distributions to a holder under certain circumstances, we believe that the presence of the optional redemption feature of the HIGH TIDES would not result in such constructive distributions.

Information Reporting and Backup Withholding Tax

   In general, information reporting requirements will apply to payments of dividends on HIGH TIDES, payments of dividends on class D common stock, payments of the proceeds of the sale of HIGH TIDES and payments of the proceeds of the sale of class D common stock, and a 31% backup withholding tax may apply to such payments if the applicable holder (1) fails to furnish or certify such holder's correct taxpayer identification number to the payor in the manner required, (2) is notified by the IRS that such holder has failed to report payments of interest and dividends properly, or (3) under certain circumstances, fails to certify that such holder has not been notified by the IRS that such holder is subject to backup withholding for failure to report interest and dividend payments. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against such holder's United States federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

NON-U.S. HOLDERS

   The rules governing United States federal income taxation of a Non-U.S. holder are complex and are summarized below. Non-U.S. holders should consult with their own tax advisors to determine the effect of federal, state, local, estate and non-United States income tax laws, as well as treaties, with regard to an investment in the HIGH TIDES and class D common stock, including any reporting requirements.

Dividends on HIGH TIDES or Class D Common Stock

   Distributions by us with respect to the HIGH TIDES or the class D common stock that are treated as dividends paid (or deemed paid), to a non-U.S. holder (excluding dividends that are effectively connected with the conduct of a United States trade or business by such holder and are taxable as described below), will be subject to United States federal withholding tax at a 30% rate (or a lower rate provided under any applicable income tax treaty). Except to the extent that an applicable tax treaty otherwise provides, a non-U.S. holder will be taxed in the same manner as a U.S. Holder on dividends paid (or deemed paid) that are effectively connected with the conduct of a United States trade or business by the non-U.S. holder. If such non-U.S. holder is a non-United States corporation, it may also be subject to a United States branch profits tax on such effectively connected income at a 30% rate (or such lower rate as may be specified by an applicable tax treaty). Even though such effectively connected dividends are subject to income tax, and may be subject to the branch profits tax, they will not be subject to U.S. withholding tax if the holder delivers a properly executed IRS Form W-8ECI (or successor form) to the payor.

   Under current Treasury regulations, dividends paid to an address in a non-United States country are presumed to be paid to a resident of that country (unless the payor has knowledge to the contrary) for purposes of the 30% withholding discussed above and for purposes of determining the applicability of a tax treaty. Under final Treasury regulations effective with respect to payments made after December 31, 2000, however, non-U.S. holders of HIGH TIDES or class D common stock who wish to claim the benefit of an applicable treaty would be required to satisfy certain certification requirements. Investors should consult their own tax advisors as to the effect, if any, of the final Treasury regulations on their purchase, ownership, disposition and, if applicable, conversion of the HIGH TIDES and class D common stock.

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

Sale, Exchange, Redemption or Conversion of HIGH TIDES

   A non-U.S. holder of HIGH TIDES generally will not be subject to United States federal income tax or withholding tax on any gain realized on the sale, exchange or redemption (other than gain on a redemption treated as a dividend, as discussed above under "--U.S. Holders -- Redemption of HIGH TIDES or Class D Common Stock") of the HIGH TIDES unless (1) the gain is effectively connected with a United States trade or business of the non-U.S. holder, (2) in the case of a non-U.S. holder who is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, and either such holder has a "tax home" in the United States or the disposition is attributable to an office or other fixed place of business maintained by such holder in the United States, (3) the non-U.S. holder is subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates or (4) in the event that we are characterized as a United States real property holding corporation (see discussion below under "--Foreign Investment in Real Property Tax Act"), the non-U.S. holder's beneficial and/or constructive ownership of HIGH TIDES or class D common stock exceeds 5% of the total fair market value of the HIGH TIDES or the class D common stock.

   A non-U.S. holder of HIGH TIDES generally will not recognize any gain or loss for United States federal income tax or withholding tax purposes upon conversion of HIGH TIDES into our class D common stock, except with respect to the receipt of cash in lieu of fractional shares, which would be taxed as described in the prior paragraph.

Sale or Exchange of Class D Common Stock

   Subject to the discussion below regarding "--Foreign Investment in Real Property Tax Act," a non-U.S. holder generally will not be subject to United States federal income tax or withholding tax on the sale or exchange of class D common stock unless one of the conditions described above under "--Sale, Exchange, Redemption or Conversion of HIGH TIDES" is satisfied.

Information Reporting and Backup Withholding Tax

   United States information reporting requirements and backup withholding tax will not apply to payments on HIGH TIDES or the class D common stock to a non-U.S. holder if the non-U.S. holder duly provides an appropriate Form W-8 to the payor claiming exempt status as a non-United States person, provided that payor does not have actual knowledge that the holder is a non-exempt United States person.

   Information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of HIGH TIDES or class D common stock effected outside the United States by a non-United States office of a "broker" as defined in applicable Treasury regulations, unless such broker (1) is a United States person as defined in the Code, (2) is a non-United States person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (3) is a controlled foreign corporation for United States federal income tax purposes. Payment of the proceeds of any such sale effected outside the United States by a non-United States office of any broker that is described in (1), (2) or (3) of the preceding sentence will not be subject to backup withholding tax, but will be subject to information reporting requirements, unless such broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements unless the beneficial owner of the HIGH TIDES or class D common stock provides an appropriate Form W-8 or otherwise establishes an exemption.

   If paid to an address outside the United States, dividends on HIGH TIDES or class D common stock held by a non-U.S. holder generally will not be subject to the information reporting and backup withholding requirements described in this section. However, under final Treasury regulations, dividend payments made after December 31, 2000 will be subject to information reporting and backup withholding unless certain certification requirements are satisfied. Investors should consult their own tax advisors as to the effect, if any, of the final Treasury regulations on their purchase, ownership, disposition and, if applicable, conversion of the HIGH TIDES and class D common stock.

Foreign Investment in Real Property Tax Act

   Under the Foreign Investment in Real Property Tax Act, any person who acquires a "United States real property interest" (as described below) from a non-U.S. holder must deduct and withhold a tax equal to 10% of the amount realized by the non-United States transferor. In addition, a non-U.S. holder who disposes of a United States real property interest generally is required to recognize gain or loss that is subject to United States federal income tax. A "United States real property interest" generally includes any interest (other than an interest solely as a creditor) in a United States corporation unless it is established under specific procedures that the corporation is not (and was not for the prior five-year period) a "United States real property holding corporation." We do not believe we are, or have been in the past five years, a United States real property holding corporation. If it is determined that we are, have been in the past five years or in the future become, a United States real property holding corporation, a non-U.S. holder may qualify for an exception available for classes of stock that are regularly traded on an established securities market, if such holder beneficially and/or constructively owns 5% or less of the stock of the relevant class.

   Any investor that may approach or exceed the 5% ownership threshold discussed above, either alone or in conjunction with related persons, should consult its own tax advisor concerning the United States tax consequences that may result. A non-U.S. holder who sells or otherwise disposes of HIGH TIDES or class D common stock may be required to inform its transferee whether such HIGH TIDES or class D common stock constitute a United States real property interest.

   THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP, DISPOSITION AND, IF APPLICABLE, CONVERSION OF THE HIGH TIDES AND CLASS D COMMON STOCK, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, NON-UNITED STATES AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

                          CERTAIN ERISA CONSIDERATIONS

   Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") should consider the fiduciary standards of ERISA in the context of the plan's particular circumstances before authorizing an investment in the HIGH TIDES. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA, whether the investment could result in an improper delegation of fiduciary authority and whether the investment would be consistent with the documents and instruments governing the plan.

   Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit plans, as well as individual retirement accounts and Keogh plans subject to
Section 4975 of the Internal Revenue Code, from engaging in certain transactions involving "plan assets" with persons who are "parties in interest" under ERISA or "disqualified persons" under the Internal Revenue Code with respect to such plans. A violation of these "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Internal Revenue Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) not subject to Section 401 of the Internal Revenue Code are not subject to the requirements of ERISA or
Section 4975 of the Internal Revenue Code.

                          DESCRIPTION OF CAPITAL STOCK

   Our capital stock consists of (1) 480,000,000 authorized shares of common stock, $0.001 par value per share, which consists of (a) 30,000,000 shares of class A common stock, of which 22,792,999 shares are outstanding, (b) 150,000,000 shares of class B common stock, of which 2,867,463 shares are outstanding, (c) 150,000,000 shares of class C common stock, of which 3,132,458 shares are outstanding, and (d) 150,000,000 shares of class D common stock, of which 56,749,774 shares are outstanding, and (2) 1,000,000 shares of Preferred Stock, par value $0.001 per share, 310,000 shares of which have been designated as HIGH TIDES and are outstanding. We have no shares of Preferred Stock other than the HIGH TIDES designated or outstanding. The following is a summary of the material provisions of our certificate of incorporation.

Class A Common Stock

   The holders of class A common stock are entitled to one vote for each share held on all matters voted upon by stockholders, including the election of directors and any proposed amendment to the certificate of incorporation. The holders of class A common stock are entitled to vote as a class to elect two independent directors to the board of directors. The holders of class A common stock will be entitled to such dividends as may be declared at the discretion of the board of directors out of funds legally available for that purpose. The holders of class A common stock will be entitled to share ratably with all other classes of common stock in the net assets of Radio One upon liquidation after payment or provision for all liabilities. All shares of class A common stock may be converted at any time into a like number of shares of class C common stock or class D common stock at the option of the holder of such shares.

Class B Common Stock

   The holders of class B common stock are entitled to the same rights, privileges, benefits and notices as the holders of class A common stock, except that the holders of class B common stock will be entitled to ten votes per share. All shares of class B common stock may be converted at any time into a like number of shares of class A common stock at the option of the holder of such shares. Catherine L. Hughes and Alfred C. Liggins, III may transfer shares of class B common stock held by them only to "Class B Permitted Transferees," and Class B Permitted Transferees may transfer shares of class B common stock only to other Class B Permitted Transferees. If any shares of class B common stock are transferred to any person or entity other than a Class B Permitted Transferee, such shares will automatically be converted into a like number of shares of class A common stock. "Class B Permitted Transferees" include Ms. Hughes, Mr. Liggins, their respective estates, spouses, former spouses, parents or grandparents or lineal descendants thereof, and certain trusts and other entities for the benefit of, or beneficially owned by, such persons. Ms. Hughes and Mr. Liggins have agreed to vote their shares of common stock to elect each other and other mutually agreeable nominees to the board of directors. See "Risk Factors--Controlling Stockholders."

Class C Common Stock

   The holders of class C common stock are entitled to the same rights, privileges, benefits and notices as the holders of class A common stock and class B common stock, except that the holders of class C common stock, unless otherwise required by law, will be entitled to no votes per share. All shares of class C common stock may be converted at any time into a like number of shares of class A common stock at the option of the holder of such shares, except that Class B Permitted Transferees may convert shares of class C common stock into shares of class A common stock, or otherwise acquire shares of class A common stock, only in connection with:

  . a merger or consolidation of Radio One with or into, or other acquisition of, another entity pursuant to which the Class B Permitted Transferees are to receive shares of class A common stock in exchange for their interest in such entity;

  . the transfer of such shares of class A common stock to a person or entity other than a Class B Permitted Transferee; or

  . a registered public offering of such shares of class A common stock.

Class D Common Stock

   The holders of class D common stock are entitled to the same rights, privileges, benefits and notices as the holders of class A common stock, class B common stock, and class C common stock except that the holders of class D common stock, unless otherwise required by law, will be entitled to no votes per share. The class D common stock is not convertible into shares of any other class of common stock.

Foreign Ownership

   Radio One's certificate of incorporation restricts the ownership, voting and transfer of our capital stock, in accordance with the Communications Act and the rules of the FCC, which prohibit the issuance of more than 25% of our outstanding capital stock (or more than 25% of the voting rights such stock represents) to or for the account of aliens (as defined by the FCC) or corporations otherwise subject to domination or control by aliens. Our certificate of incorporation prohibits any transfer of our capital stock that would cause a violation of this prohibition. In addition, the certificate of incorporation authorizes the board of directors to take action to enforce these prohibitions, including restricting the transfer of shares of capital stock to aliens and placing a legend restricting foreign ownership on the certificates representing the class A common stock.

                          DESCRIPTION OF INDEBTEDNESS

Bank Credit Facility

   In connection with the consummation of the Clear Channel/AMFM acquisitions, we amended and restated our prior credit agreement. This credit agreement provides for a bank credit facility under which we may borrow up to $750.0 million from a group of banking institutions. The credit facility consists of Term A Loans in an amount of up to $350.0 million, Term B Loans in an amount of up to $150.0 million, and Revolving Credit Loans in an amount of up to $250.0 million that may be borrowed on a revolving basis. We borrowed approximately $570.0 million of the $750.0 million available under the bank credit facility at the closing of the Clear Channel/AMFM acquisitions to pay a portion of the purchase price and related fees and expenses. Subsequent draw downs of Revolving Credit Loans under the bank credit facility will be subject to compliance with provisions of the credit agreement, including but not limited to the financial covenants. Borrowings under the bank credit facility may be entirely of Eurodollar Loans, Alternate Base Rate ("ABR") Loans or a combination thereof.

   The Term A Loans have scheduled quarterly amortization payments payable on the last day of each fiscal quarter beginning March 31, 2003, with 15% of the Term A Loans payable in each of 2003 and 2004, 20% payable in 2005, and 25% payable in each of 2006 and 2007, with the final payment due on June 30, 2007. In addition, we are required to prepay the Term A Loans with 100% of the net cash proceeds of certain asset sales and insurance awards (subject to a $10 million exclusion and the right to reinvest such proceeds within specified time periods), 50% of the net cash proceeds of certain equity issuances (but only if the Leverage Ratio as of the end of the immediately preceding fiscal quarter exceeds 6.0 to 1.0, and then only to the extent necessary to reduce the Leverage Ratio to 6.0 to 1.0), and, if the Leverage Ratio exceeds 6.0 to 1.0 as of the end of any fiscal year after December 31, 2002, 50% of excess cash flow for such fiscal year.

   The Term B Loans have no scheduled amortization payments until February 2002, at which time the Term B Loans will be due and payable in full.

   Our ability to borrow Revolving Credit Loans under the new bank credit facility will terminate on June 30, 2007, at which time any outstanding principal together with all accrued and unpaid interest thereon would become due and payable.

   All amounts under the bank credit facility are guaranteed by each of Radio One's direct and indirect subsidiaries. The bank credit facility is secured by a perfected first priority secured interest in: (1) substantially all of the tangible and intangible assets of Radio One and our direct and indirect subsidiaries including, without limitation, any and all FCC licenses to the maximum extent permitted by law, but excluding real estate assets, and (2) all of the common stock of our direct and indirect restricted subsidiaries, including all warrants or options and other similar securities to purchase such securities. Radio One will also grant a security interest in all money (including interest), instruments and securities at any time held or acquired in connection with a cash collateral account established pursuant to the credit agreement, together with all proceeds thereof.

   The interest rates on the borrowings under the bank credit facility are based on the ratio of total debt to EBITDA and whether Radio One has effected a Qualifying Issuance, with a maximum margin above ABR of 1.250% with respect to ABR Loans, and a maximum margin above Eurodollar rate 2.250% with respect to Eurodollar Loans. A "Qualifying Issuance" is an issuance of subordinated debt by Radio One the proceeds of which are used to repay the Term B Loans prior to their maturity date. Interest on Eurodollar Loans is based on a 360-day period for actual days elapsed, and interest on ABR Loans is based on a 365-day period for actual days elapsed. In addition, Radio One will pay a commitment fee based on the average daily amount of the available Revolving Credit Loans commitment computed at a rate per year tied to a leverage ratio in effect for the fiscal quarter preceding the date of payment of such fee. The commitment fee is fully earned and non-refundable and is payable quarterly in arrears on the last business day of each March, June, September and December and on the maturity date of the Revolving Credit Loans.

   The credit agreement contains customary and appropriate affirmative and negative covenants including, but not limited to, financial covenants and other covenants including limitations on other indebtedness, liens, investments, guarantees, restricted payments (dividends, redemptions and payments on subordinated debt), prepayment or repurchase of other indebtedness, mergers and acquisitions, sales of assets, transactions with affiliates and other provisions customary and appropriate for financing of this type, including mutually agreed upon exceptions and baskets. The financial covenants include:

  . a maximum ratio of total debt to EBITDA of 7.0x;

  . after a Qualifying Issuance, a maximum ratio of senior debt to EBITDA of 5.5x;

  . a minimum interest coverage ratio; and

  . a minimum fixed charge coverage ratio.

   The credit agreement contains the following customary events of default:

  . failure to make payments when due;

  . defaults under any other agreements or instruments of indebtedness;

  . noncompliance with covenants;

  . breaches of representations and warranties;

  . voluntary or involuntary bankruptcy or liquidation proceedings;

  . entrance of judgments;

  . impairment of security interests in collateral; and

  . changes of control.

12% Notes Due 2004

   On May 15, 1997, we entered into an approximate $85.0 million aggregate principal amount offering (the "12% notes offering") of our 12% Senior Subordinated Notes (the "12% notes due 2004"). The 12% notes offering has an aggregate initial accreted value of approximately $75.0 million, as of Maturity Date May 15, 2004.

   The 12% notes due 2004 were issued pursuant to an indenture, dated as of May 15, 1997 among Radio One, Radio One Licenses, Inc. and United States Trust Company of New York (the "12% notes indenture"). The 12% notes due 2004 are generally unsecured obligations of Radio One and are subordinated in rights of payment to all Senior Indebtedness (as defined in the 12% notes indenture). All of our Restricted Subsidiaries are Subsidiary Guarantors of the 12% notes due 2004.

   The 12% notes due 2004 were issued at a substantial discount from their principal amount. The issue price to investors per note was $877.42, which represents a yield to maturity on the 12% notes due 2004 of 12.0% calculated from May 19, 1997 (computed on a semi-annual bond equivalent basis).

   Cash interest on the 12% notes due 2004 accrues at a rate of 7.0% per annum on the principal amount of the 12% notes due 2004 through and including May 15, 2000, and at a rate of 12.0% per annum on the principal amount of the 12% notes due 2004 after such date. Cash interest on the 12% notes due 2004 is currently payable semi-annually on May 15 and November 15 of each year.

   The 12% notes due 2004 are redeemable at any time and from time to time at the option of Radio One, in whole or in part, on or after May 15, 2001 at the redemption prices set forth in the 12% notes due 2004, plus accrued and unpaid interest to the date of redemption. Upon a Change of Control (as defined in the 12% notes indenture), we must commence an offer to repurchase the 12% notes due 2004 at 101% of the Accreted Value thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

   The 12% notes indenture contains certain restrictive covenants with respect to Radio One and our Restricted Subsidiaries, including limitations on: (a) the sale of assets, including the equity interests of our Restricted Subsidiaries,
(b) asset swaps, (c) the payment of Restricted Payments (as defined in the 12% notes indenture), (d) the incurrence of indebtedness and issuance of preferred stock by us or our Restricted Subsidiaries, (e) the issuance of Equity Interests (as defined in the 12% notes indenture) by a Restricted Subsidiary,
(f) the payment of dividends on our capital stock and the purchase, redemption or retirement of our capital stock or subordinated indebtedness, (g) certain transactions with affiliates, (h) the incurrence of senior subordinated debt and (i) certain consolidations and mergers. The 12% notes indenture also prohibits certain restrictions on dividends from Restricted Subsidiaries. All of these limitations and prohibitions, however, are subject to a number of important qualifications.

   The 12% notes indenture includes various events of default customary for such type of agreements, such as failure to pay principal and interest when due on the 12% notes due 2004, cross defaults on other indebtedness and certain events of bankruptcy, insolvency and reorganization.

                                SELLING HOLDERS

   The HIGH TIDES were originally issued and sold to the initial purchasers, Credit Suisse First Boston Corporation, Deutsche Bank Securities Inc., Morgan Stanley & Co. Incorporated, Banc of America Securities LLC and First Union Securities, Inc. The initial purchasers simultaneously sold the HIGH TIDES in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by them to be qualified institutional buyers as defined in Rule 144A under the Securities Act.

   The selling holders may from time to time offer and sell pursuant to this prospectus any or all of the HIGH TIDES and the class D common stock issuable upon conversion of the HIGH TIDES. The term "selling holder" includes the holders listed below and the beneficial owners of the HIGH TIDES and their transferees, pledgees, donees or other successors.

   The following table sets forth information with respect to the selling holders of the HIGH TIDES and the respective number of HIGH TIDES beneficially owned by each selling holder that may be offered for such selling holder's account pursuant to this prospectus. Such information has been obtained from the selling holders.

                                                                      Number of
   Selling Holder                                                     HIGH TIDES
   --------------                                                     ----------
   AAM/Zazove Institutional Income Fund, L.P. (G.S.).................    1,500
   AFG Industries, Inc...............................................      410
   Allstate Insurance Company........................................    1,500
   American High-Income Trust........................................   18,705
   American Variable Insurance Series--Asset Allocation Fund.........      750
   American Variable Insurance Series--Bond Fund.....................    1,000
   American Variable Insurance Series--High Yield Bond Fund..........    4,600
   Aquinas Balanced Fund.............................................       45
   Aquinas Equity Growth Fund........................................      270
   Argent Classic Convertible Arbitrage Fund, L.P....................    4,000
   Argent Classic Convertible Arbitrage Fund (Bermuda) L.P...........   12,500
   Argent Convertible Arbitrage Fund Ltd.............................    2,000
   Banc of America Securities LLC....................................    2,250
   Bancroft Convertible Fund, Inc....................................    1,000
   BankAmerica Pension Plan..........................................    1,900
   Bear, Stearns & Co. Inc...........................................    2,000
   BNP Arbitrage SNC.................................................    1,266
   BNP Cooper Neff Convertible Strategies Fund, L.P..................       84
   BNY Hamilton Equity Income Fund...................................    4,000
   Boston Museum of Fine Arts........................................       40
   Brazos Mid Cap Growth Portfolio...................................      500
   Brazos Multi Cap Growth Portfolio.................................      520
   Capital International Global High Yield Fund......................      375
   Capital Guardian U. S. High-Yield Fixed-Income Master Fund........    2,595
   Capital World Growth and Income Fund, Inc.........................   15,500
   Capital Guardian Global High-Yield Fixed-Income Fund..............      375
   Century National Insurance Company................................    1,920
   CFFX, LLC.........................................................    2,345
   City of Orlando...................................................      150
   Credit Suisse First Boston Corporation............................   13,137
   Deeprock & Co.....................................................    2,500
   Deutsche Bank Securities Inc......................................   26,250
   Duckbill & Co.....................................................    1,000
   Ellsworth Convertible Growth and Income Fund, Inc.................    1,000
   Fiduciary Trust Company International.............................      750
   First Mercury Insurance Company--Total Return.....................       60
   General Motors Welfare Benefit Trust (ST-Veba)....................    1,500
   Great Lakes Protection Fund.......................................      270
   Hamilton Partners Limited.........................................    2,500
   Highbridge International LLC......................................    2,500
   Ithaca College....................................................      150
   J. F. Maddox Foundation...........................................      250
   JMG Capital Partners, L.P.........................................    8,250
   JMG Triton Offshore Fund, Ltd.....................................    6,850
   Julius Baer Securities Inc........................................      800
   Kaleida Health--Master Investment Trust...........................       50
   Kaleida Health--Self-Insurance Trust..............................       40

                                                                     Number of
   Selling Holder                                                    HIGH TIDES
   --------------                                                    ----------
   Kaleida Health--Retirement Trust.................................      110
   Lipper & Company.................................................    9,000
   Lord Abbett Bond Debenture Fund..................................    3,000
   Luciano, Robert P................................................       25
   McMahan Securities Co. L.P.......................................    2,000
   Morgan Stanley & Co..............................................    5,000
   Morgan Stanley Dean Witter Convertible Securities Trust..........      750
   National Union Fire Insurance Company of Pittsburgh..............    6,020
   New York Life Insurance and Annuity Corporation..................    1,100
   New York Life Insurance Company..................................    9,900
   Opportunity Capital Fund, L.P....................................      575
   Parker-Hannifin Corporation......................................       70
   Pell Rudman Trust Company........................................    2,100
   Peoples Benefit Life Insurance Company...........................    3,300
   Peoples Benefit Life Insurance Company (Teamsters Separate
    Account)........................................................    3,700
   ProMutual........................................................      150
   Putnam Asset Allocation Funds--Conservative Portfolio............      180
   Putnam Convertible Income-Growth Trust...........................    1,110
   Putnam Convertible Opportunities and Income Trust................      110
   Putnam Asset Allocation Funds--Balanced Portfolio................      300
   R2 Investments, LDC..............................................   42,500
   RAM Trading Ltd..................................................    5,000
   Retail Clerks Pension Trust......................................    1,100
   Retail Clerks Pension Trust Acc't 2..............................    2,000
   SAM Investments LDC..............................................   10,000
   San Diego County Employees Retirement Association................    3,070
   Scientific-Atlanta, Inc..........................................      120
   Shirley Acheson Shirock Trust....................................       70
   St. Albans Partners Ltd..........................................    5,000
   TCW Group, Inc...................................................   12,530
   The Bond Fund of America, Inc....................................    9,100
   The Northwestern Mutual Life Insurance Company...................    8,000
   Transamerica Premier High Yield Bond Fund........................    1,000
   University of Rochester..........................................       40
   University of Nebraska #2........................................       80
   University of Nebraska...........................................      430
   White River Securities, L.L.C....................................    2,000
   Zazove Convertible Securities Fund, Inc..........................    2,100
   Zurich MFR Master Hedge Fund Index Ltd...........................      200
   Unnamed holders of HIGH TIDES or any future transferees,
    pledgees, donees or successors of or from the named or unnamed
    holders(1)......................................................    5,203
                                                                      -------
                                                                      310,000

--------
(1) No such holder may offer or sell HIGH TIDES pursuant to this prospectus until such holder is included as a selling holder in a supplement to this prospectus in accordance with the registration rights agreement.

   None of the selling holders has, or within the past three years has had, any position, office or other material relationship with Radio One or any of its predecessors or affiliates. Because the selling holders may, pursuant to this prospectus, offer all or some portion of the HIGH TIDES and the class D common stock issuable upon conversion of the HIGH TIDES, no estimate can be given as to the amount of those securities that will be held by the selling holders upon termination of any such sales. In addition, the selling holders identified above may have sold, transferred or otherwise disposed of all or a portion of their HIGH TIDES since the date on which they provided the information regarding their HIGH TIDES included herein in transactions exempt from the registration requirements of the Securities Act.

                              PLAN OF DISTRIBUTION

   The HIGH TIDES and the class D common stock issuable upon conversion of the HIGH TIDES may be offered and sold from time to time to purchasers directly by the selling holders. Alternatively, the selling holders may from time to time offer those securities to or through underwriters, broker-dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling holders or the purchasers of the securities for whom they act as agents. The selling holders and any underwriters, broker-dealers or agents that participate in the distribution of the securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of such securities and any discounts, commissions, concessions or other compensation received by any such underwriter, broker-dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

   The securities may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of the securities may be effected in transactions, which may involve crosses or block transactions:

  . on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

  . the over-the-counter market;

  . transactions otherwise than on such exchanges or services or in the over-the-counter market; or

  . through the writing and exercise of options.

In connection with sales of the securities or otherwise, the selling holders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling holders may also sell the securities short and deliver securities to close out such short positions, or loan or pledge securities to broker-dealers that in turn may sell such securities.

   At the time a particular offering of the securities is made, a prospectus supplement, if required in addition to this prospectus, will be distributed, which will set forth the aggregate amount and type of securities being offered and the terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling holders and any discounts, commissions or concessions allowed or reallowed to paid broker-dealers.

   To comply with the securities laws of certain jurisdictions, if applicable, the securities will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the securities may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or any exemption from registration or qualification is available and is complied with.

   The selling holders will be subject to applicable provisions of the Exchange Act and rules and regulations under the Exchange Act, which provisions may limit the timing of purchases and sales of any of the securities by the selling holders. This may affect the marketability of those securities.

   Pursuant to the registration rights agreement, we shall bear all fees and expenses incurred in connection with the registration of the securities, except that selling holders will pay all broker's commissions and, in connection with any underwritten offering, all expenses customarily borne by selling holders in an underwritten offering, including underwriting discounts and commissions. The selling holders will be indemnified by us and the trust, jointly and severally, against certain civil liabilities, including certain liabilities under the Securities Act or the Exchange Act or otherwise, or alternatively will be entitled to contribution in connection with those liabilities.

                                 LEGAL MATTERS

   Kirkland & Ellis, Washington, D.C. (a partnership that includes professional corporations) will pass upon legal matters regarding the HIGH TIDES offered by this prospectus and the validity of the class D common stock issuable upon conversion of the HIGH TIDES.

                                    EXPERTS

   The financial statements incorporated in this prospectus by reference for each of the years in the three year period ended December 31, 1999 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference in reliance upon the authority of said firm as experts in giving said report.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------




                               ----------------

                                   PROSPECTUS

                               ----------------

                    6 1/2% Convertible Preferred Securities

             Remarketable Term Income Deferrable Equity Securities
                                  (HIGH TIDES)

                             OCTOBER 25, 2000


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

   The following table sets forth the expenses of the Registrant in connection with the registration of the securities being registered, other than underwriting discounts and commissions. All such amounts are estimates, other than the fees payable to the Commission.

   SEC registration fee................................................ $ 81,840
   Legal fees and expenses............................................. $ 50,000
   Accounting fees and expenses........................................ $ 20,000
   Printing............................................................ $ 10,000
   Miscellaneous....................................................... $ 10,000
                                                                        --------
     Total............................................................. $171,840*
                                                                        ========

--------
*  All expenses except the SEC registration fee are estimated.

Item 15. Indemnification of Directors and Officers.

   Section 102(b)(7) of the General Corporation Law of the State of Delaware permits a Delaware corporation to limit the personal liability of its directors in accordance with the provisions set forth therein. The Restated Certificate of Incorporation of the Registrant provides that the personal liability of its directors shall be limited to the fullest extent permitted by applicable law.

   Section 145 of the General Corporation Law of the State of Delaware contains provisions permitting corporations organized thereunder to indemnify directors, officers, employees or agents against expenses, judgments and fines reasonably incurred and against certain other liabilities in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person was or is a director, officer, employee or agent of the corporation. The Amended and Restated Certificate of Incorporation of the Registrant provides for indemnification of its directors and officers to the fullest extent permitted by applicable law.

Item 16. Exhibits

     The following exhibits are filed pursuant to Item 601 of Regulation S-K.

 Exhibit
   No.                                Description
 -------                              -----------
   3.3   Certificate of Designations -- Rights and Preferences of the HIGH
          TIDES.*

   4.10  Registration Rights Agreement, dated July 14, 2000, among the
          Registrant and certain other parties thereto.*

   4.11 Remarketing Agreement, dated July 14, 2000, among the Registrant and certain other parties thereto.*

   5.1 Opinion of Kirkland & Ellis regarding legality of securities being registered (previously filed).

   8.1 Opinion of Kirkland & Ellis as to certain tax matters (previously filed).

  12.1   Statement Regarding Computation of Ratios (previously filed).

  23.1   Consent of Arthur Andersen LLP.

  23.2   Consent of Kirkland & Ellis (included in Exhibits 5.1 and 8.1)
          (previously filed).

--------
* Previously filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the period ended June 30, 2000 (File No. 000-25969; Film No. 698190).

Item 17. Undertakings.

   (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

       (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    provided, however, that clauses (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (5) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe it meets all the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lanham, Maryland on October 25, 2000.

                                          Radio One, Inc.

                                          By: /s/ Scott R. Royster
                                              --------------------

                                            Name:Scott R. Royster

                                            Title:Executive Vice President and
                                                Chief Financial Officer

                        POWER OF ATTORNEY AND SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed on behalf of the following persons by Linda J. Eckard, their true and lawful attorney, on the date indicated.

                                Radio One, Inc.

              Signature                         Title(s)                 Date
              ---------                         --------                 ----


       /s/ Catherine L. Hughes         Chairperson of the Board    October 25, 2000
______________________________________  of Directors
         Catherine L. Hughes


          /s/ Terry L. Jones           Director                    October 25, 2000
 ______________________________________
            Terry L. Jones

         /s/ Brian W. McNeill          Director                    October 25, 2000
 ______________________________________
           Brian W. McNeill

         /s/ Larry D. Marcus           Director                    October 25, 2000
 ______________________________________
           Larry D. Marcus

      /s/ Alfred C. Liggins, III       President and Chief         October 25, 2000
 ______________________________________  Executive Officer
        Alfred C. Liggins, III          (Principal Executive
                                        Officer) and Director

         /s/ Scott R. Royster          Executive Vice President    October 25, 2000
______________________________________  and Chief Financial
           Scott R. Royster             Officer (Principal
                                        Financial and Accounting
                                        Officer)

                                 EXHIBIT INDEX

 Exhibit
   No.                                Description
 -------                              -----------
   3.3   Certificate of Designations--Rights and Preferences of the HIGH
         TIDES.*

   4.10  Registration Rights Agreement, dated July 14, 2000, among the
         Registrant and certain other parties thereto.*

   4.11 Remarketing Agreement, dated July 14, 2000, among the Registrant and certain other parties thereto.*

   5.1 Opinion of Kirkland & Ellis regarding legality of securities being registered (previously filed).

   8.1 Opinion of Kirkland & Ellis as to certain tax matters (previously filed).

  12.1   Statement Regarding Computation of Ratios (previously filed).

  23.1   Consent of Arthur Andersen LLP.

  23.2   Consent of Kirkland & Ellis (included in Exhibits 5.1 and 8.1)
         (previously filed).

--------
* Previously filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the period ended June 30, 2000 (File No. 000-25969; Film No. 698190).